   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 1997
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            BOYD GAMING CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                     NEVADA                                        88-0242733
          (State of Other Jurisdiction                          (I.R.S. Employer
       of Incorporation or Organization)                     Identification Number)

      2950 SOUTH INDUSTRIAL ROAD, LAS VEGAS, NEVADA 89109, (702) 792-7200 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                            ------------------------

                                  ELLIS LANDAU
        EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                            BOYD GAMING CORPORATION
                           2950 SOUTH INDUSTRIAL ROAD
                            LAS VEGAS, NEVADA 89109
                                 (702) 792-7200
      (Name, Address, Including Zip Code, and Telephone Number, Including
                 Area Code, of Registrants' Agent For Service)
                            ------------------------

                                WITH A COPY TO:
                          ROBERT M. MATTSON, JR., ESQ.
                            MORRISON & FOERSTER LLP
                           19900 MACARTHUR BOULEVARD
                                   12TH FLOOR
                            IRVINE, CALIFORNIA 92715
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
     TITLE OF EACH CLASS                         PROPOSED MAXIMUM  PROPOSED MAXIMUM
        OF SECURITIES            AMOUNT TO BE     OFFERING PRICE       AGGREGATE         AMOUNT OF
       TO BE REGISTERED           REGISTERED        PER UNIT(1)    OFFERING PRICE(1) REGISTRATION FEE
------------------------------------------------------------------------------------------------------
  9.50% Senior Subordinated
  Notes Due 2007..............   $250,000,000          100%          $250,000,000         $75,758
======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                       SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 1997

                            BOYD GAMING CORPORATION
                       OFFER TO EXCHANGE ALL OUTSTANDING
                    9.50% SENIOR SUBORDINATED NOTES DUE 2007
                  FOR 9.50% SENIOR SUBORDINATED NOTES DUE 2007

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON            , 1997, UNLESS EXTENDED.

Boyd Gaming Corporation, a Nevada corporation (the "Company"), hereby offers, upon the terms and conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," which, together with the Prospectus, constitutes the "Exchange Offer") to exchange up to $250,000,000 aggregate principal amount of its 9.50% Senior Subordinated Notes Due 2007 (the "New Notes") for a like aggregate principal amount of the issued and outstanding 9.50% Senior Subordinated Notes Due 2007 (the "Old Notes," and collectively with the New Notes, the "Notes"), of which $250,000,000 aggregate principal amount is outstanding. See "The Exchange Offer."

The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn on or prior to 5:00 p.m., New
York City time, on            , 1997, unless the Exchange Offer is extended by
the Company (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer." There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The Old Notes were originally issued and sold (the "Initial Offering") to Salomon Brothers Inc, UBS Securities LLC and CIBC Wood Gundy Securities Corp. (the "Initial Purchasers") pursuant to a Purchase Agreement, dated July 17, 1997 (the "Purchase Agreement"), among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A of the Securities Act. The Company and the Initial Purchasers also entered into a Registration Agreement, dated July 17, 1997 (the "Registration Agreement"), pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under such Registration Agreement. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be issued under and entitled to the benefits of the Indenture, dated as of July 22, 1997 (the "Indenture"), between the Company and State Street Bank and Trust Company as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes are identical in all material respects to the Old Notes, except that the offer and exchange of the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions, registration rights and related Special Interest (as defined) provisions applicable to the Old Notes. See "The Exchange Offer -- Purpose and Effect."

                                                        (Continued on next page)

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION, THE MISSOURI GAMING COMMISSION, THE LOUISIANA GAMING CONTROL BOARD, THE ILLINOIS GAMING BOARD OR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The date of this Prospectus is         , 1997.

The New Notes will mature on July 15, 2007. Interest on the Notes will be payable semi-annually on January 15 and July 15 of each year commencing January 15, 1998. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance to the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. See "Description of Notes." The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined), and, when the Notes have reached Investment Grade Status (as defined), upon a Change of Control and a Ratings Decline (as defined), holders of the New Notes may require the Company to purchase all or a portion of the New Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of repurchase. See "Description of Notes -- Repurchase at the Option of Holders Upon a Change of Control." In addition, the Company has the right to direct a disposition of a holder's New Notes or redeem such New Notes pursuant to a regulatory redemption as set forth herein. See "Description of Notes -- Mandatory Disposition or Redemption Pursuant to Gaming Laws."

The New Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, and effectively subordinated to all existing and future Indebtedness (as defined) and other liabilities (including trade payables and preferred stock, if any) of the Company's subsidiaries. The Company is a holding company that derives all of its operating income and cash flow from its subsidiaries. See "Risk Factors -- Subordination; Holding Company Structure." As of June 30, 1997, after giving effect to the Initial Offering and application of the net proceeds therefrom, (i) the Company would have had approximately $312 million of Senior Indebtedness outstanding (excluding unused commitments under the Bank Credit Facility (as defined)) and (ii) total balance sheet liabilities of the Company's subsidiaries would have been approximately $524 million (including guaranties of $306 million of Senior Indebtedness of the Company). In addition, as of June 30, 1997, the Company would have had no Indebtedness that ranked pari passu with the Notes or any Indebtedness outstanding that was subordinated in right of payment to the Notes.

The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters issued to third parties in other transactions. However, the Company has not sought its own interpretive letter, and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. Based on the Commission interpretations, the Company believes that New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities
Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Company, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. In addition, if such holder is not a broker-dealer, it must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. In addition, the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk
Factors -- Lack of Public Market."

THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

The Old Notes were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of, The Depository Trust Company ("DTC"), as the initial depository with respect to the Old Notes (in such capacity, the "Depositary"). The Global Old Note is registered in the name of Cede & Co. ("Cede"), as nominee of DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by the Depositary and its participants. The use of the Global Old Note to represent certain of the Old Notes permits the Depositary's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depositary's established procedures without the need to transfer a physical certificate. New Notes issued in exchange for the Global Old Note will also be issued initially as a note in global form (the "Global New Note," and, together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the Depositary. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY, 2950 SOUTH INDUSTRIAL ROAD, LAS VEGAS, NEVADA, 89109, ATTENTION:
INVESTOR RELATIONS; TELEPHONE NUMBER (702)792-7200. SEE "INCORPORATION BY REFERENCE" AND "AVAILABLE INFORMATION."

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Available Information.................................................................    3
Incorporation by Reference............................................................    3
Prospectus Summary....................................................................    4
Risk Factors..........................................................................   14
The Exchange Offer....................................................................   22
Use of Proceeds.......................................................................   28
Capitalization........................................................................   29
Selected Consolidated Financial Data..................................................   30
Description of Other Indebtedness.....................................................   31
Description of Notes..................................................................   37
Certain Federal Income Tax Considerations.............................................   66
Plan of Distribution..................................................................   68
Legal Matters.........................................................................   69
Experts...............................................................................   69

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered for exchange hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048 and at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website (http://www.sec.gov) that also contains such reports, proxy statements and other information filed by the Company. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's Common Stock is listed.

                           INCORPORATION BY REFERENCE

     The following documents have been filed with the Commission and are incorporated by reference in this Prospectus: (i) The Company's Annual Report on Form 10-K for the year ended June 30, 1997; and (ii) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Boyd Gaming Corporation, 2950 South Industrial Road, Las Vegas, Nevada 89109, Attention: Investor Relations; telephone (702) 792-7200.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements included or incorporated in this Prospectus. Unless otherwise indicated, or the context otherwise requires, the term "Company" refers to Boyd Gaming Corporation, a Nevada corporation, and its subsidiaries. See "Risk Factors" for certain factors a prospective investor should consider in evaluating the Exchange Offer.

                                  THE COMPANY

     Boyd Gaming Corporation is a multi-jurisdictional gaming company which currently owns or operates twelve casino entertainment facilities. The Company has operated successfully for more than two decades in the highly competitive Las Vegas market and has entered five new gaming jurisdictions in the past three years. The Company owns and operates seven facilities in three distinct markets in Las Vegas, Nevada: the Stardust Resort and Casino (the "Stardust") on the Las Vegas Strip; Sam's Town Hotel and Gambling Hall ("Sam's Town Las Vegas"), the Eldorado Casino (the "Eldorado") and the Jokers Wild Casino ("Jokers Wild") on the Boulder Strip; and the California Hotel and Casino (the "California"), the Fremont Hotel and Casino (the "Fremont") and Main Street Station Hotel, Casino and Brewery ("Main Street Station") in downtown Las Vegas. The Company also owns or manages five facilities in new gaming jurisdictions, all opened during the last three years. The Company owns and operates Sam's Town Hotel and Gambling Hall, a dockside gaming and entertainment complex in Tunica County, Mississippi ("Sam's Town Tunica") and Sam's Town Kansas City, a riverboat gaming and entertainment complex in Kansas City, Missouri. In December 1996, the Company completed the acquisition of the Par-A-Dice riverboat casino and hotel in East Peoria, Illinois ("Par-A-Dice"). The Company manages and owns a minority interest in the Treasure Chest Casino (the "Treasure Chest"), a riverboat casino in Kenner, Louisiana, and manages for the Mississippi Band of Choctaw Indians the Silver Star Resort and Casino (the "Silver Star"), a land-based gaming and entertainment complex located near Philadelphia, Mississippi. The Company has agreed to purchase the remaining 85% interest in Treasure Chest that it does not now own (see "-- Treasure Chest Acquisition"), and the Company and Mirage Resorts, Inc. ("Mirage") have entered into a joint venture agreement (the "Mirage Joint Venture") to jointly develop and own a casino hotel entertainment facility in Atlantic City, New Jersey (the "Atlantic City Project"). See "Risk Factors -- Uncertainties of Development of the Mirage Joint Venture and the Treasure Chest Acquisition." The Company currently owns or operates an aggregate of 590,000 square feet of casino space, containing 16,779 slot machines and 565 table games. See "-- Property Data."

     The Company's operating strategy stresses delivering to its primarily middle-income patrons a value-oriented, friendly casino entertainment experience. To execute this strategy, the Company, on an ongoing basis, reinvests in its properties in order to keep them modern, appealing and competitive, especially with respect to its slot products, and strives to achieve the highest level of customer satisfaction in order to build customer loyalty. The Company also draws upon its long-standing experience in the gaming industry to design each of its facilities to appeal to a broad range of customers within its respective markets and employs marketing programs and techniques, including database marketing and consumer research, tailored to accomplish property-specific and company-wide objectives. The Company integrates the operations of its facilities to benefit from economies of scale and to foster collaborative generation of new ideas, products and strategies among its properties.

     The Company's development and expansion strategy is to grow and further diversify its business through expansion and improvement of its existing properties and development and acquisition of new facilities. The Company master-plans its facilities to accommodate additional development and monitors its operations on an ongoing basis to expand and modify its existing properties as needed to address changing market dynamics, as demonstrated at Sam's Town Tunica and as intended at the Stardust and Sam's Town Las Vegas. The Company seeks acquisition and development opportunities which complement its existing business, such as the acquisition of Par-A-Dice and development of the Atlantic City Project. To accomplish this, the Company identifies strategic opportunities in established and new gaming jurisdictions that include one or more of the following characteristics: (i) close proximity to large population centers or high-volume regional tourist areas, (ii) limited competition and (iii) no significant overlap with the Company's existing properties.

PAR-A-DICE ACQUISITION

     In December 1996, the Company completed the acquisition of Par-A-Dice Gaming Corporation ("Par-A-Dice Gaming"), owner and operator of the Par-A-Dice riverboat casino, and East Peoria Hotel, Inc. ("EPH"), the general partner of a partnership which owns a 208-room hotel adjacent to the Par-A-Dice Casino, for an aggregate consideration of approximately $173 million. The Par-A-Dice riverboat casino is a state-of-the-art riverboat casino with gaming on four levels as well as non-gaming amenities, including three restaurants, located in East Peoria, Illinois, approximately 170 miles from Chicago.

MIRAGE JOINT VENTURE

     On May 29, 1996, the Company, through a wholly-owned subsidiary, entered into the Mirage Joint Venture to jointly develop and own the Atlantic City Project. The Atlantic City Project, which is expected to cost approximately $500 million, is planned to be one component of a multi-facility casino entertainment development, master-planned by Mirage for the Marina District of Atlantic City. Pursuant to the joint venture agreement, the Company will control the development and operation of the Atlantic City Project. The Atlantic City Project is expected to be adjacent and connected to Mirage's planned wholly-owned resort. The Mirage Joint Venture will give the Company a presence in Atlantic City, the primary casino gaming market serving the eastern United States. Environmental remediation and construction of the Atlantic City Project will not begin until after the necessary highway improvements are assured and necessary approvals, permits and licenses are received. See "Risk
Factors -- Uncertainties of Development of the Mirage Joint Venture and the Treasure Chest Acquisition."

     The Company is currently exploring expansion opportunities at certain of its Las Vegas properties. No assurance can be given that any expansion or development projects will be completed as described herein.

TREASURE CHEST ACQUISITION

     On July 11, 1997, the Company entered into a definitive agreement to acquire the remaining 85% of Treasure Chest L.L.C. that is not now owned by the Company (the "Remaining Treasure Chest Interests") for approximately $115 million, including the assumption of debt. Treasure Chest L.L.C. owns Treasure Chest, a riverboat casino operating on Lake Pontchartrain in the New Orleans market. The riverboat contains approximately 24,000 square feet of gaming space on three decks, 905 slot machines and 56 table games. The adjoining entertainment area houses a 200-seat buffet, a 75-seat restaurant and a lounge. The Company has been managing the Treasure Chest since its opening in September 1994. Closing of the transaction is conditioned upon, among other things, approval by the Louisiana Gaming Control Board. The Company expects to have a hearing before the Louisiana Gaming Control Board in the near future. There can be no assurance as to when, or if, the acquisition will be consummated. The Company expects to fund the acquisition and the repayment of Treasure Chest's debt with borrowings under the Bank Credit Facility. For the fiscal year ended June 30, 1996, Treasure Chest's net revenue, operating income and net income were approximately $102.3 million, $21.0 million and $19.6 million, respectively. For the fiscal year ended June 30, 1997, Treasure Chest's net revenue, operating income and net income were approximately $110.2 million, $22.1 million and $20.6 million, respectively. See "Risk
Factors -- Uncertainties of Development of Mirage Joint Venture and the Treasure Chest Acquisition."

THE INITIAL OFFERING

     The outstanding $250 million aggregate principal amount of Old Notes were sold by the Company to the Initial Purchasers pursuant to the Purchase Agreement among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the

Securities Act. The Company and the Initial Purchasers also entered into the Registration Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Agreement with respect to the Old Notes. See "The Exchange Offer" and "The Exchange Offer -- Purpose and Effect."

                         ------------------------------

     The Company was incorporated in Nevada in 1988 to serve as a holding company for California Hotel and Casino ("CH&C"), which was incorporated in 1973. The executive offices of the Company are located at 2950 South Industrial Road, Las Vegas, Nevada 89109, and its telephone number is (702) 792-7200.

                                 PROPERTY DATA

     The following table sets forth certain information regarding the properties owned or operated by the Company as of June 30, 1997.

                                     YEAR BUILT    CASINO SPACE     SLOT     TABLE   HOTEL                  LAND
                                     OR ACQUIRED    (SQ. FT.)     MACHINES   GAMES   ROOMS   RESTAURANTS   (ACRES)
                                     -----------   ------------   --------   -----   -----   -----------   -------
LAS VEGAS STRIP
Stardust Resort and Casino.........      1985          87,000       1,961      79    2,320         7          61

DOWNTOWN LAS VEGAS
California Hotel and Casino........      1975          36,000       1,151      36     781          5          16
Fremont Hotel and Casino...........      1985          32,000       1,088      27     452          5           2
Main Street Station Hotel, Casino
  and Brewery......................      1993          28,500         865      22     406          4          15

BOULDER STRIP
Sam's Town Las Vegas...............      1979         118,000       2,841      54     650         16          63
Eldorado Casino....................      1993          16,000         600      11      --          3           4
Jokers Wild Casino.................      1993          22,500         641      11      --          2          13

CENTRAL REGION
Sam's Town Tunica..................      1994          75,000       1,859      77     857          6         150
Sam's Town Kansas City.............      1995          28,000       1,060      54      --          5          34
Par-A-Dice Hotel and Casino........      1996          33,000       1,009      42     208          3          19
Silver Star Resort and Casino......      1994          90,000       2,799      96     503          6          20
Treasure Chest Casino..............      1994          24,000         905      56      --          4          --
                                                      -------      ------     ---    -----        --         ---
        Total......................                   590,000      16,779     565    6,177        66         397
                                                      =======      ======     ===    =====        ==         ===

                               THE EXCHANGE OFFER

Securities Offered.........  Up to $250 million principal amount of 9.50% Senior
                             Subordinated Notes Due 2007, which have been registered under the Securities Act. The form and term of the New Notes are substantially identical to the Old Notes in all material respects, except that the New Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions, registration rights and related Special Interest provisions applicable to the Old Notes.

The Exchange Offer.........  The New Notes are being offered in exchange for up to $250 million principal amount of Old Notes. The issuance of the New Notes is intended to satisfy certain obligations of the Company contained in the Registration Agreement. See "The Exchange
                             Offer -- Terms of the Exchange Offer."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1997, or such
                             later date and time to which it is extended. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal.................  Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m. New York City time on the Expiration Date. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Conditions of the Exchange
  Offer....................  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. The only condition to the Exchange Offer is the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part. See "The Exchange Offer -- Conditions of the Exchange Offer."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes desiring to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal according to the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, together with the Old Notes and any other required documents, to the Exchange Agent (as defined herein) at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should instruct such entity or person to promptly tender on such beneficial owner's behalf.

Guaranteed Delivery
Procedures.................  Holders of Old Notes who wish to tender their Old
                             Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes....  Upon effectiveness of the Registration Statement of which this Prospectus constitutes a part and consummation of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. See "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

The Exchange Agent.........  State Street Bank and Trust Company has agreed to serve as the exchange agent (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. See "The Exchange Offer -- The Exchange Agent."

Certain Federal Income Tax
  Considerations...........  For a discussion of certain federal income tax considerations relating to the Exchange Offer, see "Certain Federal Income Tax Considerations."

Use of Proceeds............  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

Fees and Expenses..........  All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Agreement will be borne by the Company. The Company will also pay certain transfer taxes applicable to the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

Termination of Certain
Rights.....................  Pursuant to the Registration Agreement, holders of
                             Old Notes (i) have rights to receive Special
                             Interest and (ii) have certain rights intended for the holders of unregistered securities. "Special Interest" means additional interest of 0.50% per annum of the principal amount of the Old Notes during the first 90 days of a Registration Default (as defined), increasing by an additional 0.50% per annum for each additional 90-day period (up to a maximum of 1.50% per annum of the principal amount) for any period during which a Registration Default is continuing pursuant to the terms of the Registration Agreement. Holders of New Notes will not be, and upon consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to (i) the right to receive Special Interest or (ii) certain other rights under the Registration Agreement intended for holders of unregistered securities. See "The Exchange
                             Offer -- Termination of Certain Rights" and
                             "Procedures for Tendering Old Notes."

Accrued Interest...........  The New Notes will bear interest at a rate equal to
                             9.50% per annum from their date of issuance.
                             Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of original issuance or date of the last interest payment, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment date on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. See "Description of Notes -- Principal, Maturity and Interest."

Resales of New Notes.......  Based on the position of the staff of the
                             Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Company, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution."

Effect of Not Tendering Old
  Notes for Exchange.......  Old Notes that are not tendered or that are not properly tendered will, following the expiration of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligations to provide for the registration under the Securities Act of such Old Notes and such Old Notes will, following the expiration of the Exchange Offer, bear interest at the same rate as the New Notes.

                            DESCRIPTION OF NEW NOTES

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore will not be subject to certain transfer restrictions, registration rights and related Special Interest provisions applicable to the Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Exchange Agent of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer -- Termination of Certain Rights" and "-- Procedures for Tendering Old Notes" and "Description of Notes."

Securities Offered.........  $250 million principal amount of 9.50% Senior
                             Subordinated Notes Due 2007.

Maturity Date..............  July 15, 2007.

Interest...................  Interest on the Notes will be payable semi-annually on each January 15 and July 15, commencing January 15, 1998.

Subordination..............  The Old Notes are, and the New Notes will be, general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, and effectively subordinated to all existing and future Indebtedness and other liabilities (including trade payables and preferred stock, if any) of the

                             Company's subsidiaries. The Company is a holding company that derives all of its operating income and cash flow from its subsidiaries. See "Risk Factors -- Subordination; Holding Company Structure." As of June 30, 1997, after giving effect to the Initial Offering and application of the net proceeds therefrom, (i) the Company would have had approximately $312 million of Senior Indebtedness outstanding (excluding unused commitments under the Bank Credit Facility) and
                             (ii) total balance sheet liabilities of the Company's subsidiaries would have been approximately $524 million (including guaranties of $306 million of Senior Indebtedness of the Company). In addition, as of June 30, 1997, the Company would have had no Indebtedness that ranked pari passu with the Notes or any Indebtedness outstanding that was subordinated in right of payment to the Notes. See "Description of Notes -- Subordination."

Optional Redemption........  The Notes will be redeemable at the option of the
                             Company, in whole or in part, at any time on or after July 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of Notes -- Optional Redemption."

Special Redemption.........  If any holder of Notes is found unsuitable under applicable gaming laws, the Company may, at its option, redeem such holder's Notes at the lesser of
                             (i) the current market price of the Notes, (ii) the price at which the Notes were acquired by such holder, excluding premium, if any, and without accrued interest, or (iii) the principal amount of such Notes without accrued interest, if any. See "Description of Notes -- Mandatory Disposition or Redemption Pursuant to Gaming Laws."

Mandatory Sinking Fund.....  None.

Change of Control..........  Under the Indenture for the Notes, a "Change of
                             Control" generally means (i) the acquisition of more than 50% of the total voting power of all classes of the Company's voting stock by any person or group (other than the Boyd family), (ii) the sale, lease, conveyance or other transfer of substantially all of the Company's assets, (iii) the approval by the stockholders of the Company of any plan of liquidation or dissolution, (iv) certain consolidations or mergers involving the Company, or (v) certain changes in the composition of the Company's board of directors. See "Description of Notes -- Certain
                             Definitions -- Change of Control." Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase (the "Change of Control Offer") each holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of repurchase. In the event that at least two of three designated ratings agencies have rated the Notes "investment grade" prior to such Change of Control, the Company will only be required to make a Change of Control Offer if, within 90 days of the announcement of such Change of Control, at least two of such designated rating agencies have rated the Notes "non-investment grade" and the Company does not elect to defease the Notes prior to the announcement of such "non-investment grade" ratings. The Change of Control Offer may be waived or modified with the approval of the holders of a majority in principal amount of the Notes outstanding.

                             There can be no assurance that the Company will have adequate financial resources to consummate a Change of Control Offer. See "Risk Factors -- Lack of Sufficient Funds to Effect Repurchase." The inability of the Company to repurchase the Notes upon a Change of Control would constitute an event of default under the Indenture for the Notes. Events constituting a Change of Control also would generally constitute an "event of default" under the Bank Credit Facility, causing the possible acceleration of the obligation to repay such Indebtedness. In addition, events constituting a Change of Control would generally require CH&C to offer to repurchase the 11% Senior Subordinated Notes due 2002 (the "11% Notes"), of which an aggregate principal amount of $185 million is outstanding, and the 9.25% Senior Notes Due 2003 (the "9.25% Notes"), of which an aggregate amount of $200 million is outstanding. See "Description of Other Indebtedness." The Company's failure to repay or repurchase such Indebtedness would constitute an event of default under the indentures governing such Notes. See "Description of Notes -- Repurchase at the Option of Holders Upon a Change of Control."

Certain Covenants..........  The Indenture for the Notes contains limitations on, among other things, (i) the ability of the Company and its Restricted Subsidiaries (as defined) to incur additional Indebtedness, (ii) the payment of dividends and other distributions with respect to the capital stock of the Company and its Restricted Subsidiaries and the purchase, redemption or retirement of capital stock of the Company and its Restricted Subsidiaries, (iii) the making of certain investments, (iv) asset sales,
                             (v) the incurrence of liens, (vi) transactions with affiliates, (vii) payment restrictions affecting restricted subsidiaries, and (viii) certain consolidations, mergers and transfers of assets. All of these limitations will be subject to a number of important qualifications. See "Description of Notes."

                                  RISK FACTORS

     For a discussion of certain factors that should be considered by holders in evaluating the Exchange Offer, see "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The consolidated financial data set forth below for each of the years ended June 30, 1995, 1996, and 1997 have been derived from the audited consolidated financial statements of the Company incorporated by reference herein. The consolidated financial data set forth below for the fiscal years ended June 30, 1993 and 1994 has been derived from audited consolidated financial statements of the Company, which are not included herein. The results of operations for the fiscal year ended June 30, 1997 includes income statement data for Par-A-Dice from December 5, 1996. The financial information set forth below should be read in conjunction with the consolidated financial statements and notes thereto, which are incorporated by reference in this Prospectus, and the other financial and statistical data included elsewhere or incorporated by reference in this Prospectus. As previously announced, the Company has changed its fiscal year end to December 31, effective July 1, 1997.

                                                                             FISCAL YEAR ENDED JUNE 30,
                                                                ----------------------------------------------------
                                                                1997(a)      1996       1995       1994       1993
                                                                --------   --------   --------   --------   --------
                                                                           (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA
Net revenues..................................................  $819,259   $775,857   $660,340   $468,219   $431,174
Operating income (loss)(b)....................................   (44,426)   100,786    110,570     54,248     62,919
Interest expense, net(c)......................................    61,022     51,186     46,371     36,093     32,378
Income (loss) before cumulative effect of a change in
  accounting principle and extraordinary item.................  (105,448)    29,579     36,249     10,650     20,134
Income (loss) before extraordinary item.......................   (71,423)    29,579     36,249     12,685     20,134
Net income (loss).............................................   (77,492)    28,144     36,249     12,685     12,737
Ratio of earnings to fixed charges(d).........................        --       1.76       1.98       1.24       1.87

OTHER OPERATING DATA
Depreciation and amortization.................................  $ 67,242   $ 60,626   $ 54,518   $ 42,136   $ 39,450
Preopening expense............................................     3,481     10,004         --      4,605         --
Capital expenditures..........................................    99,207     90,977    183,299    326,829     24,485

                                                                                                   JUNE 30,
                                                                                            -----------------------
                                                                                               1997          1996
                                                                                            ----------     --------
                                                                                                (IN THOUSANDS)
BALANCE SHEET DATA
Total assets..............................................................................  $1,030,185     $953,425
Long-term debt (excluding current portion)................................................     739,792      590,808
Stockholders' equity......................................................................     191,316      233,257

---------------

(a) Includes Par-A-Dice from December 5, 1996. See Note 2 to Notes to Consolidated Financial Statements, incorporated by reference.

(b) Includes $131,339 of impairment losses recorded during the fiscal year ended June 30, 1997. See Note 3 to Notes to Consolidated Financial Statements, incorporated by reference.

(c) Net of interest income and amounts capitalized.

(d) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before fixed charges and income taxes, adjusted to exclude interest capitalized, and "fixed charges" consist of interest cost and a portion of rental expense deemed to be interest. Earnings for the fiscal year ended June 30, 1997 were inadequate to cover fixed charges. The coverage deficiency was $108,645.

                 PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA

     The following pro forma summary consolidated financial data for the Company reflects the acquisition of Par-A-Dice. The pro forma consolidated income statement data for the year ended June 30, 1997 has been presented as if the acquisition of Par-A-Dice occurred on July 1, 1996. This pro forma summary consolidated financial data does not purport to represent what the Company's results of operations would actually have been if the acquisition of Par-A-Dice had in fact occurred at July 1, 1996. The pro forma information set forth below should be read in conjunction with the consolidated financial statements of the Company, the consolidated financial statements of Par-A-Dice Gaming and the pro forma consolidated financial statements (including the notes to such financial statements) included elsewhere or incorporated by reference in this Prospectus.

                                                                       FISCAL YEAR ENDED JUNE 30, 1997
                                                                   ---------------------------------------
                                                                    COMPANY       PAR-A-DICE      COMPANY
                                                                   HISTORICAL     HISTORICAL     PRO FORMA
                                                                   ----------     ----------     ---------
                                                                               (IN THOUSANDS)
INCOME STATEMENT DATA
Net revenues.....................................................   $ 819,259      $ 42,304      $861,563
Operating income (loss)..........................................     (44,426)       10,442       (33,984)
Interest expense, net(a).........................................      61,022           536        61,558
Income (loss) before extraordinary item..........................     (71,423)        7,965       (66,644)

OTHER OPERATING DATA
Depreciation and amortization....................................   $  67,242      $  2,377      $ 69,619
Preopening expense...............................................       3,481            --         3,481
Capital expenditures.............................................      99,207         8,226       107,433

---------------

(a) Net of interest income and amounts capitalized.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary" and "Use of Proceeds," as well as within the Prospectus generally (including the documents incorporated by reference). Also, documents subsequently filed by the Company with the Commission may contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth or incorporated by reference in the Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings. Holders of Old Notes should carefully consider the following factors in evaluating the Exchange Offer.

LEVERAGE AND DEBT SERVICE

     At June 30, 1997, after giving effect to the Initial Offering and the application of proceeds therefrom, the Company had total consolidated long-term debt of approximately $747 million, which represents approximately 80% of the total capitalization of the Company as of such date (or approximately $862 million, or 82% of total capitalization, after giving effect to the anticipated borrowings under the Bank Credit Facility to fund the purchase by the Company of the Remaining Treasure Chest Interests). The Bank Credit Facility is a five-year, $500 million reducing revolving credit facility. Debt service requirements on the Bank Credit Facility consist of interest expense on the outstanding principal amount. Beginning in December 1998, the total principal amount available under the Bank Credit Facility will be reduced by $25 million and reduced by an additional $50 million at the end of each six-month period thereafter until maturity in June 2001. Concurrently with the closing of the Initial Offering, availability under the Bank Credit Facility was reduced by approximately $193 million and will be subsequently increased if and to the extent the Company or any subsidiary purchases or redeems the 11% Notes. No assurance can be given that any such purchase or redemption will be consummated. Debt service requirements on the 11% Notes issued by a financing subsidiary of CH&C consist of semi-annual interest payments and repayment of the $185 million principal amount on December 1, 2002, and debt service requirements under the Company's 9.25% Notes consist of semi-annual interest payments and repayment of the $200 million principal amount on October 1, 2003. The Company expects to fund the acquisition of the Remaining Treasure Chest Interests, currently expected to be $115 million, and its subsidiary's required capital contributions to the Mirage Joint Venture, currently expected to be $100 million, with borrowings under the Bank Credit Facility to the extent not funded from cash flow from operations. The Company's ability to service its debt will be dependent on its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. Accordingly, no assurance can be given that the Company will maintain a level of operating cash flow that will permit it to service its obligations. If the Company is unable to generate sufficient cash flow or is unable to refinance or extend outstanding borrowings, it will have to adopt one or more alternatives, such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity or debt financing. There can be no assurance that any of these financing strategies could be effected on satisfactory terms, if at all. In addition, certain states' laws contain restrictions on the ability of companies engaged in the gaming business to undertake certain financing transactions. Such restrictions may prevent the Company from obtaining necessary capital. See
"-- Additional Financing Requirements," "-- Governmental Gaming Regulation" and "Capitalization."

SUBORDINATION; HOLDING COMPANY STRUCTURE

     The Old Notes are, and the New Notes will be, general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company. As of June 30, 1997, after giving effect to the Initial Offering and application of the net proceeds therefrom, the Company would have had approximately $312 million of Senior Indebtedness outstanding (excluding unused commitments under the Bank Credit Facility). In addition, as of June 30, 1997, the Company would have had no Indebtedness that ranked pari passu with the Notes or any Indebtedness outstanding that was subordinated in right of payment to the Notes. In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay the Notes only after all Senior Indebtedness of the Company has been paid in full. Sufficient funds may not exist to pay amounts due on the Notes in such event. In addition, the subordination provisions of the Indenture provide that no cash payment may be made with respect to the Notes during the continuance of a payment default under any Senior Indebtedness of the Company. Furthermore, if certain nonpayment defaults exist with respect to certain Senior Indebtedness of the Company, the holders of such Senior Indebtedness will be able to prevent payments on the Notes for certain periods of time. See "Description of Notes -- Subordination."

     The Company is a holding company which derives all of its operating income from the Company's subsidiaries. The holders of the Notes will have no direct claims against such subsidiaries. Consequently, the right of holders of the Notes to participate in any distribution of assets of such subsidiaries upon any liquidation, bankruptcy, reorganization or otherwise will be subject to prior claims of creditors of such subsidiaries. Therefore, the Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities (including trade payables and preferred stock, if any) of the Company's subsidiaries. As of June 30, 1997, total balance sheet liabilities of the Company's subsidiaries would have been approximately $524 million (including guaranties of $306 million of Senior Indebtedness of the Company). The subsidiaries have other liabilities, including contingent liabilities, which could be substantial. The Company is dependent on the earnings and cash flow of its subsidiaries to meet its debt obligations, including its obligations with respect to the Notes. The ability of certain subsidiaries of the Company to make payments to the Company is governed by the gaming laws of certain jurisdictions, which place limits on the amount of funds which may be transferred to the Company and may require prior or subsequent approval for any such payments. See "-- Governmental Gaming Regulation" and "-- Environmental Risks." Such ability is also subject to legal and contractual restrictions. See "Description of Other Indebtedness -- 11% Senior Subordinated Notes." Accordingly, there can be no assurance that the subsidiaries will be able to, or will be permitted to, pay to the Company amounts necessary to service the Notes. In the event such amounts are not paid to the Company, the Company may be unable to make required principal and interest payments on the Notes.

     Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and its subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Indebtedness of subsidiaries of the Company. See "Description of Notes -- Certain Covenants -- Limitation on Indebtedness."

UNCERTAINTIES OF DEVELOPMENT OF THE MIRAGE JOINT VENTURE AND THE TREASURE CHEST ACQUISITION

     On May 29, 1996, the Company entered into a joint venture agreement with Mirage to jointly develop and own a casino hotel entertainment facility in the Marina District of Atlantic City, New Jersey. The casino hotel project contemplated by the Mirage Joint Venture is subject to a number of contingencies, including, but not limited to, approval and funding of highway improvements necessary to accommodate the additional traffic that is expected to be generated to and from the Marina District, approval and licensing by the New Jersey gaming authorities, environmental remediation, the receipt of state and local land-use permits, building and zoning permits and liquor licenses. Once the necessary highway improvements are assured and other requisite approvals are received, the Company estimates that environmental remediation will take at least six months and construction of the Atlantic City Project will thereafter take at least two years. Accordingly, there can be no assurance that the Atlantic City Project will be completed according to the terms currently contemplated, if at all. In addition, the Company has no prior experience in New Jersey, and no assurance can be given that, if the project is completed, the Company will be able to successfully compete in this market.

     On July 11, 1997, the Company entered into a definitive agreement to acquire the remaining 85% of Treasure Chest L.L.C. that is not now owned by the Company for approximately $115 million, including the assumption of debt. Closing of the transaction is conditioned upon, among other things, approval by the Louisiana Gaming Control Board. The Company expects to have a hearing before the Louisiana Gaming Control Board in the near future. There can be no assurance as to when, or if, the acquisition will be consummated. The Company expects to fund the acquisition and the repayment of Treasure Chest's debt with borrowings under the Bank Credit Facility. If the acquisition is not consummated, the Company has determined that for a number of reasons, including to strategically focus the management and financial resources of the Company, the Company will pursue a sale of its 15% ownership interest in Treasure Chest L.L.C. Whether or not the Company disposes of its 15% ownership interest in Treasure Chest L.L.C. or acquires the Remaining Treasure Chest Interests, the management agreement between the Company and Treasure Chest L.L.C. will terminate no later than October 31, 1997.

COMPETITION

     The gaming industry is highly competitive. Gaming activities include: traditional land-based casinos; riverboat and dockside gaming; casino gaming on Indian land; state-sponsored lotteries; video poker in restaurants, bars and hotels; pari-mutuel betting on horse racing, dog racing and jai-alai; sports bookmaking; and card rooms. The casinos owned, managed and being developed by the Company compete and will in the future compete with all these forms of gaming and with any new forms of gaming that may be legalized in existing and additional jurisdictions, as well as with other types of entertainment. The Company also competes with other gaming companies for opportunities to acquire legal gaming sites in emerging and established gaming jurisdictions and for the opportunity to manage casinos on Indian land. Such competition in the gaming industry could adversely affect the Company's ability to compete for new gaming opportunities as well as its existing operations. In addition, further expansion of gaming into other jurisdictions could also adversely affect the Company's business by diverting its customers to competitors in such jurisdictions. In particular, the expansion of casino gaming in or near any geographic area from which the Company attracts or expects to attract a significant number of its customers could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that successful gaming facilities compete based on the following factors: location; attractions; quality of gaming facilities, gaming experience and entertainment; quality of food, beverage and atmosphere; and price. Although the Company believes it competes favorably with respect to these factors in most of its markets, some of its competitors have significantly greater financial and other resources than the Company.

     The Company's Las Vegas properties compete primarily with other casino hotels on the Las Vegas Strip, on the Boulder Strip and in downtown Las Vegas. Currently, there are approximately 25 major gaming properties located on or near the Las Vegas Strip, 13 located in the downtown area and several located in other areas of Las Vegas. Las Vegas gaming square footage and room capacity are continuing to increase. A number of marquee properties have opened in the last several years, and several others are currently under construction or planned for the Las Vegas Strip, including the 3,000-room Paris Casino-Resort and the 3,000-room Bellagio. Additionally, several properties have recently announced or begun significant expansion and renovation projects, including MGM Grand Hotel/Casino, Harrah's - Las Vegas and the Sahara Hotel and Casino. Each of the foregoing facilities has or may have a theme and attractions which have drawn or may draw significant numbers of visitors. Moreover, most of these facilities attract or may attract primarily middle-income patrons, who are the focus of the Company's marketing strategy. Also, competition from the recently opened Sunset Station property may have a negative impact on the future performance of Sam's Town Las Vegas. Although the Company believes that these additional facilities will draw more visitors to Las Vegas, these properties also may divert potential gaming activity from the Company. Future additions, expansions and enhancements to existing properties and construction of new properties by the Company's competitors could divert additional gaming activity from the Company's facilities. There can be no assurance that the Company will compete successfully in the Las Vegas market in the future.

     Sam's Town Tunica competes primarily with other dockside gaming operations in Tunica County and, to a lesser extent, with dockside casinos in Vicksburg, Greenville, Natchez and Coahoma County, Mississippi, with dockside casinos on the Mississippi Gulf Coast and with gaming operations in Louisiana. Gaming has grown rapidly in Tunica County with nine dockside casinos now in operation. In addition, several Tunica-area casinos are in the process of adding hotel rooms, 1,200 rooms at Circus Circus-Tunica, 300 rooms at Horseshoe Gaming, and 170 rooms at the Sheraton. Some of these facilities are operated by certain of the Company's principal Nevada competitors and may be operated or financed by companies with significantly greater financial resources than the Company.

     Sam's Town Kansas City competes primarily with four other riverboat gaming operations in the Kansas City area. Some of these gaming facilities are operated by companies that have significantly greater financial resources than the Company, some have been operating for a longer time than the Company's facility and some may possess more locations. Sam's Town Kansas City reported an operating loss of $5.0 million (before the write off of preopening expenses) in fiscal 1996 and a $10.9 million operating loss (before impairment loss) in fiscal 1997 as a result of high fixed costs and substantial advertising and promotional expenses incurred in response to the highly competitive operating environment. During fiscal 1997, the Company recorded an impairment loss of approximately $126 million related to the Company's Missouri gaming assets, including Sam's Town Kansas City. See Note 3 of Notes to the Consolidated Financial Statements, incorporated by reference. No assurance can be given that the Company will compete successfully in the future.

     The Treasure Chest competes primarily with other riverboat gaming operations in the New Orleans metropolitan area. A large land-based casino is planned for downtown New Orleans but the project is presently in bankruptcy reorganization. If the land-based project opens, it will compete directly with the Treasure Chest. There are presently 15 licensed riverboats, 14 of which are in operation, in the State of Louisiana with four of these projects (including the Treasure Chest) operating in the New Orleans metropolitan area. Some of these riverboats are operated by companies with significantly greater financial resources and some may possess more desirable locations. No assurance can be given that the Treasure Chest will compete successfully in the future.

     Par-A-Dice competes primarily with other gaming operations in Illinois and, to a lesser extent, with riverboats in Indiana and dockside gaming facilities in Indiana, Iowa and Missouri. The Illinois Riverboat Gambling Act authorizes ten owner's licenses for riverboat gaming operations. All ten licenses have been granted and nine riverboat gaming facilities are currently in operation in Illinois. Some of these riverboats are being operated by companies with greater experience in the Illinois market and significantly greater financial resources than the Company. There can be no assurance that Par-A-Dice will compete successfully in the future.

ADDITIONAL FINANCING REQUIREMENTS

     The Company intends to finance its current and future expansion projects primarily with cash flow from operations and borrowings under its Bank Credit Facility. If the Company is unable to finance such projects through cash flow from operations and borrowings under its Bank Credit Facility, it will have to adopt one or more alternatives, such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity or debt financing. No assurance can be given that the aforementioned sources of funds will be sufficient to finance the Company's expansion, or that other financing will be available on acceptable terms, in a timely manner or at all. In addition, the 11% Notes, the 9.25% Notes, the Bank Credit Facility and the Notes contain certain restrictions on the ability of the Company to incur additional indebtedness. Concurrently with the closing of the Initial Offering, availability under the Bank Credit Facility was reduced by approximately $193 million and will be subsequently increased if and to the extent the Company or any subsidiary purchases or redeems the 11% Notes. If the Company is unable to secure additional financing, it could be forced to limit or suspend expansion, development and acquisition projects, which may adversely affect the Company's business, financial condition and results of operations. See "-- Subordination; Holding Company Structure," "Description of Notes" and "Description of Other Indebtedness."

GOVERNMENTAL GAMING REGULATION

     The ownership and operation of the Company's gaming facilities are subject, and the Atlantic City Project will be subject, to extensive regulation by state and local regulatory authorities. Nevada, Mississippi, Missouri, Louisiana, Illinois and New Jersey have each promulgated detailed regulations governing gaming operations. Regulatory authorities in these states have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit the Company's gaming licenses, impose substantial fines and take other actions, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Directors, officers and certain key employees of the Company must also be approved by certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position unsuitable, the Company would be required to sever its relationship with that person. Certain public issuances of securities and certain other transactions by the Company also require the approval of certain state regulatory authorities. In addition, Mississippi gaming authorities must approve any future expansion of the Company's gaming operations outside of Mississippi.

     The Company operates the Silver Star pursuant to a management agreement with the Mississippi Band of Choctaw Indians. The operation and management of the Silver Star is subject to the regulatory authority of the National Indian Gaming Commission ("NIGC") and the Choctaw Gaming Commission. Under the Indian Gaming Regulatory Act of 1988 ("IGRA"), management contracts for Indian gaming facilities must be approved by the NIGC. In addition, the Company, its directors, persons with management responsibility, certain owners of the Company and certain persons with a financial interest in the management agreement (as determined by the NIGC and the Choctaw Gaming Commission) must provide background information and be investigated by the NIGC and the Choctaw Gaming Commission in connection with the approval of the management agreement by the NIGC and issuance of a license to the Company to operate a gaming facility by the Choctaw Gaming Commission. Persons who acquire beneficial ownership of the Company's securities may be subject to certain reporting and qualification procedures established by the NIGC and the Choctaw Gaming Commission. Such limitations could adversely affect the marketability of the Notes or could affect or prevent certain corporate transactions, including mergers or other business combinations.

     The Company is subject to a variety of regulations in the jurisdictions in which it operates. If additional gaming regulations are adopted in a jurisdiction in which the Company operates, such regulations could impose restrictions or costs that could have a material adverse effect on the Company. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which the Company has existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and the Company. No assurance can be given that such legislation will not be enacted. The federal government has also previously considered a federal tax on casino revenues and may consider such a tax in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect the Company.

ENVIRONMENTAL RISKS

     The Company is subject to certain federal, state and local environmental, safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clean Air Act, Clean Water Act, Occupational Safety and Health Act, Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act. The Company has not made, and does not anticipate making, material expenditures with respect to such environmental, safety and health laws, regulations and ordinances. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to the Company's operations. For example, in 1990 the U.S. Congress enacted the Oil Pollution Act to establish a comprehensive federal oil spill response and liability framework. Pursuant to the Oil Pollution Act, the Department of Transportation implemented regulations requiring owners and operators of certain vessels, including the Company, to establish and maintain through the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liability under both the Oil Pollution Act and the Comprehensive Environmental Response, Compensation, and Liability Act for discharges or threatened discharges of oil or hazardous substances. This requirement may be satisfied by either proof of adequate insurance (including self-insurance) or the posting of a surety bond or guaranty. Any significant environmental liability or compliance costs could have a material adverse effect on the Company's business, financial condition and results of operations.

REGULATION OF RIVERBOATS

     The riverboats operated by the Company must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety. Each of them must hold a Certificate of Seaworthiness or must be approved by the American Bureau of Shipping ("ABS") for stabilization and flotation, and may also be subject to local zoning and building codes. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel's Certificate of Seaworthiness or ABS approval would preclude its use as a floating casino. In addition, U.S. Coast Guard regulations require a hull inspection at a U.S. Coast Guard-approved dry docking facility for all cruising riverboats at five-year intervals. Currently, the closest such facility to Sam's Town Kansas City is located in St. Louis, Missouri. The travel to and from such docking facility, as well as the time required for inspections of the Sam's Town Kansas City, Treasure Chest and Par-A-Dice riverboats, could be significant. The loss of a dockside casino or riverboat casino from service for any period of time could adversely affect the Company's business, financial condition and results of operations.

MANAGEMENT AGREEMENTS OF LIMITED DURATION

     The management agreement for the Silver Star, which is owned by the Mississippi Band of Choctaw Indians, expires in July 2001. The Company must submit any renewal of the management agreement to the NIGC, which has the right to review management agreements. There can be no assurance that the current management agreement will be renewed upon expiration or approved by the NIGC upon any such review. The failure to renew the Company's management agreement would result in the loss of revenues to the Company derived from the Silver Star management agreement, which could have a material adverse effect on the Company. The NIGC also has the authority to reduce the term of a management agreement or the management fee or otherwise require modification of the agreement, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company manages the Treasure Chest pursuant to a management agreement with Treasure Chest L.L.C., owner of the Treasure Chest. On July 11, 1997, the Company entered into a definitive agreement to acquire the Remaining Treasure Chest Interests for approximately $115 million, including the assumption of debt. Closing of the transaction is conditioned upon, among other things, approval by the Louisiana Gaming Control Board. The Company expects to have a hearing before the Louisiana Gaming Control Board in the near future. There can be no assurance as to when, or if, the acquisition will be consummated. The Company expects to fund the acquisition and the repayment of Treasure Chest's debt with borrowings under the Bank Credit Facility. If the acquisition is not consummated, the Company has determined that for a number of reasons, including to strategically focus the management and financial resources of the Company, the Company will pursue a sale of its 15% ownership interest in Treasure Chest L.L.C. Whether or not the Company disposes of its 15% ownership interest in Treasure Chest L.L.C. or acquires the Remaining Treasure Chest Interests, the management agreement between the Company and Treasure Chest L.L.C. will terminate no later than October 31, 1997. See "-- Uncertainties of Development of the Mirage Joint Venture and the Treasure Chest Acquisition."

RELIANCE ON CERTAIN MARKETS

     The California, Fremont and Main Street Station derive a substantial portion of their customers from the Hawaiian market. For the fiscal year ended June 30, 1997, patrons from Hawaii comprised approximately 70% of the room nights at the California, over 56% at the Fremont and over 79% at Main Street Station. An increase in fuel costs or transportation prices, a decrease in airplane seat availability or a deterioration of relations with tour and travel agents, as they affect travel between the Hawaiian market and the Company's facilities, could adversely affect the Company's business, financial condition and results of operations. The Company's Las Vegas properties also draw a substantial number of customers from certain other specific geographic areas, including Southern California, Arizona, Las Vegas and the Midwest. Sam's Town Tunica draws patrons from northern Mississippi, western Tennessee (principally Memphis) and Arkansas. The Treasure Chest appeals primarily to local market patrons and attracts patrons from the western suburbs of New Orleans. The Silver Star draws customers from central Mississippi, including the greater Jackson area, and central Alabama, including Birmingham, Montgomery and Tuscaloosa. Sam's Town Kansas City draws customers from the greater Kansas City metropolitan area, as well as from other parts of Missouri and Kansas. The Par-A-Dice draws customers not only from the greater Peoria area but also from Chicago, Indiana, Iowa and Missouri. Adverse economic and regulatory conditions in any of these markets, or the failure of the Company's facilities to continue to attract customers from these geographic markets as a result of increased competition in those markets, could have a material adverse effect on the Company's business, financial condition and results of operations.

REGULATORY REDEMPTION

     If the ownership of any of the Notes by any person or entity will preclude, interfere with, threaten or delay the issuance, maintenance, existence or reinstatement of any gaming or liquor license, permit or approval, or result in the imposition of burdensome terms or conditions on such license, permit or approval, as determined by any governmental authority or the Board of Directors of the Company, such holder shall be required to dispose of such Notes within a specified time and, if the holder of the Notes fails to dispose of them within such time, the Company shall have the right to redeem the Notes at a price, without accrued interest, if any, equal to the lowest of the holder's cost, the principal amount of such Notes or the average of the current market prices of such Notes. See "Description of Notes -- Mandatory Disposition or Redemption Pursuant to Gaming Laws."

LACK OF SUFFICIENT FUNDS TO EFFECT REPURCHASE

     Under certain circumstances, including the occurrence of a Change of Control (or, if the Notes have been rated "investment grade" upon a Change of Control and a ratings decline) and certain asset sales by the Company, the Company may be required to effect the repurchase of all or a portion of the Notes. The inability of the Company to repurchase the Notes when required under the Indenture would constitute an event of default under the Indenture for the Notes. Events constituting a Change of Control also would generally constitute an "event of default" under the Bank Credit Facility, causing the possible acceleration of the obligation to repay such indebtedness. In addition, events constituting a Change of Control and certain asset sales would generally require the Company to offer to repurchase the 11% Notes, of which an aggregate principal amount of $185 million is outstanding and the 9.25% Notes, of which an aggregate principal amount of $200 million is outstanding. See "Description of Other Indebtedness." The Company's failure to repay or repurchase such indebtedness would constitute an event of default with respect to such Indebtedness. There can be no assurance that at the time of any required repurchase the Company will have sufficient funds to effect all or any portion of such repurchase.

CONTROL BY BOYD FAMILY

     William S. Boyd, Chairman and Chief Executive Officer of the Company, together with his immediate family, beneficially own approximately 51% of the outstanding shares of Common Stock of the Company as of June 30, 1997. As a result, the Boyd family has the ability to significantly influence the affairs of the

Company, including the election of all of the directors of the Company and, except as otherwise provided by law, approving or disapproving other matters submitted to a vote of the Company's stockholders, including a merger, consolidation or sale of assets. In addition, if the Boyd family were to sell its shares to a single investor or limited group of investors, resulting in those investors' beneficial ownership of 50% or more of the Company's voting stock, a Change in Control could be deemed to have occurred in connection with the Notes.

LACK OF PUBLIC MARKET; LIMITATIONS ON TRANSFER

     The New Notes constitute a new issue of securities, have no established trading market and may not be widely distributed. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and may discontinue market making at any time without notice. In addition, such market-making will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any shelf registration statement. There can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market does develop, the New Notes may trade at prices lower than the initial offering price thereof and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all.

RESTRICTIONS ON EXCHANGE OFFER

     Issuance of New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Exchange Agent and the Company are under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. Generally, the rights of holders of Old Notes under the Registration Agreement would also terminate with respect to Old Notes which are not exchanged for New Notes in the Exchange Offer.

                               THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and reference is made to the provisions of the Registration Agreement, which has been filed as an exhibit to the Registration Statement and a copy of which is available upon request to the Trustee.

PURPOSE AND EFFECT

     The Old Notes were sold by the Company to the Initial Purchasers on July 22, 1997. The Initial Purchaser subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers entered into the Registration Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to September 20, 1997, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, (ii) use its best efforts (a) to cause such registration statement to be declared effective by the Commission on or prior to December 19, 1997, and (b) to consummate the Exchange Offer on or prior to January 18, 1998. The Company will keep the Exchange Offer open for a period of not less than 30 business days (or longer if required by applicable law) after the date the notice of the Exchange Offer is mailed to the holders of the Old Notes. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Agreement.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Following the expiration of the Exchange Offer, holders of Old Notes not tendered, or not properly tendered will not have any further registration rights and such Old Notes will continue to be subject to the existing restrictions on transfer thereof. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon expiration of the Exchange Offer if such holder elects not to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $250 million aggregate principal amount of New Notes for up to $250 million aggregate principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Agreement. See "The Exchange Offer -- Conditions of the Exchange Offer."

     As of the date of this Prospectus, $250 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the
Indenture for all Notes. As of             , 1997, there were        registered
holders of the Old Notes. Only a holder of the Old Notes (or such holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining holders the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes and for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The Expiration Date shall be             , 1997 at 5:00 p.m., New York City
time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, in which event the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended, and (iii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. Modifications of the Exchange Offer, including but not limited to extension of the period during which the Exchange Offer is open, may require that at least five business days remain in the Exchange Offer. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

     The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is conditioned upon the declaration by the Commission of the effectiveness of the Registration Statement of which this Prospectus constitutes a part.

ACCRUED INTEREST

     The New Notes will bear interest at a rate equal to 9.50% per annum from and including their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the last date on which interest was paid on the Old Notes, or if no interest had been paid on such Old Notes, from the date of their original issue, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which interest accrued at the rate of 9.50% per annum, will cease to accrue on the day prior to the issuance of the New Notes. See "Description of Notes -- Exchange Offer; Registration Rights."

PROCEDURES FOR TENDERING OLD NOTES

     The tender of a holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE

HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange Agent, provided that the book-entry transfer procedure must be complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, in satisfactory form as determined by the Company in it sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such

Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Company that, among other things, (i) the New Notes to be acquired in connection with the Exchange Offer by the holder and each Beneficial Owner of the Old Notes are being acquired by the holder and each Beneficial Owner in the ordinary course of business of the holder and each Beneficial Owner, (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes," (iv) that if the holder is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission, and (vi) neither the holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book- entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:
(i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within four (4) business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within four (4) business days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

     State Street Bank and Trust Company is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                         By Hand, or Overnight Courier:
                      STATE STREET BANK AND TRUST COMPANY
                        2 International Place, 4th Floor
                          Boston, Massachusetts 02110
                        Attn: Corporate Trust Department
                            Attn: Sandra Szczsponik

             Facsimile Transmissions (Eligible Institutions Only):
                                 (617) 664-5232
                To confirm by telephone or for information call:
                                 (617) 664-5314

                                    By Mail:
                      STATE STREET BANK AND TRUST COMPANY
                                  P.O. Box 778
                        Boston, Massachusetts 02102-0078
                        Attn: Corporate Trust Department
                            Attn: Sandra Szczsponik

FEES AND EXPENSES

     All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Agreement will be borne by the Company, including, without limitation: (i) all registration and filing fees (including, without limitation, fees and expenses of compliance with state securities or Blue Sky laws); (ii) printing expenses (including, without limitation, expenses of printing certificates for the New Notes in a form eligible for deposit with DTC and of printing Prospectuses); (iii) messenger, telephone and delivery expenses; (iv) fees and disbursements of counsel for the Company; (v) fees and disbursements of independent certified public accountants; (vi) rating agency fees; and (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees of the Company performing legal or accounting duties).

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

     Based on the position of the staff of the Commission as set forth in certain interpretive letters issued to third parties in other transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer to any holder of Old Notes in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is not an affiliate of the Company, is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. However, the Company has not sought its own interpretive letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. The Company and holders of Old Notes are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1989), or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     It is expected that the New Notes will be freely transferable by the holders thereof, subject to the limitations described in the immediately preceding paragraph. Sales of New Notes acquired in the Exchange Offer by holders who are "affiliates" of the Company within the meaning of the Securities Act will be subject to certain limitations on resale under Rule 144 of the Securities Act. Such persons will only be entitled to sell New Notes in compliance with the volume limitations set forth in Rule 144, and sales of New Notes by affiliates will be subject to certain Rule 144 requirements as to the manner of sale, notice and the availability of current public information regarding the Company. The foregoing is a summary only of Rule 144 as it may apply to affiliates of the Company. Any such persons must consult their own legal counsel for advice as to any restrictions that might apply to the resale of their Notes.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Company from the issuance of the New Notes pursuant to the Exchange Offer. The Company is conducting the Exchange Offer in order to satisfy certain of the Company's obligations under the Registration Agreement executed in connection with the issuance of the Old Notes.

     The proceeds from the issuance of the Old Notes were used to reduce outstanding indebtedness under the Company's Bank Credit Facility without reducing the commitment thereunder. Upon consummation of the Initial Offering, availability under the Bank Credit Facility was reduced by approximately $193 million and will be subsequently increased if and to the extent the Company or any subsidiary purchases or redeems the 11% Notes. Under the Indenture, the Company is required to cause any outstanding 11% Notes to be redeemed on December 1, 1997, subject to certain conditions as described under "Description of Notes -- Certain Covenants -- Agreement to Redeem the 11% Notes." No assurance can be given that any such purchase or redemption will be consummated.

     Borrowings under the Bank Credit Facility mature in June 2001 and bear interest based on the agent bank's reference rate or the London Interbank Offered Rate, at the Company's discretion. As of June 30, 1997, the interest rate for the Bank Credit Facility was 8.1% per annum. The Company expects to incur substantial additional borrowings under the Bank Credit Facility (i) to acquire the Remaining Treasure Chest Interests as described under "Prospectus Summary -- Treasure Chest Acquisition," (ii) to effect the redemption of the 11% Notes and, to the extent available, (iii) for general corporate purposes. For a description of the Bank Credit Facility, see "Description of Other
Indebtedness -- Bank Credit Facility." The 11% Notes mature in December 2002 and bear interest at a rate of 11% per annum, payable semi-annually. The aggregate principal amount of the 11% Notes is $185 million. For a description of the 11% Notes, see "Description of Other Indebtedness -- 11% Senior Subordinated Notes."

                                 CAPITALIZATION

     The following sets forth the consolidated capitalization of the Company (i) as of June 30, 1997, (ii) as adjusted to give effect to the Initial Offering and the application of the proceeds thereof to reduce indebtedness outstanding under the Bank Credit Facility and (iii) as further adjusted to reflect the anticipated redemption of the 11% Notes. See "Use of Proceeds." No assurance can be given that any such redemption will be consummated. This table should be read in conjunction with the pro forma consolidated financial statements of the Company and the consolidated financial statements of the Company, which are incorporated by reference in this Prospectus.

                                                                      JUNE 30, 1997
                                                         ----------------------------------------
                                                                                      AS ADJUSTED
                                                                                        FOR THE
                                                                      AS ADJUSTED     REDEMPTION
                                                                        FOR THE           AND
                                                          ACTUAL       OFFERING        OFFERING
                                                         --------     -----------     -----------
                                                                      (IN THOUSANDS)
Cash and cash equivalents..............................  $ 55,220      $  55,220       $  55,220
                                                         ========       ========        ========
Long-term debt, including current portion:
  Bank Credit Facility.................................  $351,000      $ 106,475(a)    $ 299,106(b)
  9.25% Senior Notes due 2003(c).......................   200,000        200,000         200,000
  11% Senior Subordinated Notes due 2002(d)............   185,000        185,000              --
  9.50% Senior Subordinated Notes due 2007(e)..........        --        250,000         250,000
  Other................................................     5,633          5,633           5,633
                                                         --------       --------        --------
     Total long-term debt..............................   741,633        747,108         754,739(b)
Stockholders' equity...................................   191,316        191,316         185,092
                                                         --------       --------        --------
Total capitalization...................................  $932,949      $ 938,424       $ 939,831(b)
                                                         ========       ========        ========

---------------

(a) The net proceeds of the Initial Offering were used to reduce Indebtedness outstanding under the Bank Credit Facility without reducing the commitment thereunder; however, upon consummation of the Initial Offering, availability under the Bank Credit Facility was reduced by approximately $193 million and will be subsequently increased if and to the extent the Company or any subsidiary purchases or redeems the 11% Notes.

(b) Reflects borrowings under the Bank Credit Facility to effect the redemption of the 11% Notes. Borrowings under the Bank Credit Facility are guaranteed by existing and future subsidiaries of the Company and are secured. After giving effect to the anticipated borrowings under the Bank Credit Facility to fund the purchase by the Company of the Remaining Treasure Chest Interests, the total amount of indebtedness outstanding under the Bank Credit Facility, Total long-term debt and Total capitalization would have been $414 million, $870 million and $1,055 million, respectively.

(c) The 9.25% Notes are obligations of the Company and are guaranteed by certain existing and future subsidiaries of the Company.

(d) The 11% Notes are obligations of California Hotel Finance Corporation, a wholly-owned special purpose subsidiary of CH&C and are guaranteed on a senior subordinated basis by CH&C.

(e) The Notes are obligations of the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below as of June 30, 1997 and 1996 and for the fiscal years ended June 30, 1997, 1996 and 1995 have been derived from the audited consolidated financial statements of the Company incorporated by reference in this Prospectus. The selected consolidated financial data presented below as of June 30, 1995 and as of and for the fiscal years ended June 30, 1994 and 1993, have been derived from audited consolidated financial statements of the Company not contained herein. As previously announced, the Company has changed its fiscal year end to December 31, effective July 1, 1997.

                                                                             FISCAL YEAR ENDED JUNE 30,
                                                                ----------------------------------------------------
                                                                1997(A)      1996       1995       1994       1993
                                                                --------   --------   --------   --------   --------
                                                                           (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA
Net revenues..................................................  $819,259   $775,857   $660,340   $468,219   $431,174
Operating expense(b)..........................................   863,685    675,071    549,770    413,971    368,255
                                                                --------   --------   --------   --------   --------
Operating income (loss).......................................   (44,426)   100,786    110,570     54,248     62,919
Interest expense, net(c)......................................    61,022     51,186     46,371     36,093     32,378
Gain on investment............................................        --         --         --         --     (1,062)
                                                                --------   --------   --------   --------   --------
Income (loss) before provision (benefit) for income taxes,
  cumulative effect of a change in accounting principle and
  extraordinary item..........................................  (105,448)    49,600     64,199     18,155     31,603
Provision (benefit) for income taxes..........................   (34,025)    20,021     27,950      7,505     11,469
                                                                --------   --------   --------   --------   --------
Income (loss) before cumulative effect of a change in
  accounting principle and extraordinary item.................   (71,423)    29,579     36,249     10,650     20,134
Cumulative effect of a change in accounting for income
  taxes.......................................................        --         --         --      2,035         --
                                                                --------   --------   --------   --------   --------
Income (loss) before extraordinary item.......................   (71,423)    29,579     36,249     12,685     20,134
Extraordinary item, net of tax................................    (6,069)    (1,435)        --         --     (7,397)
                                                                --------   --------   --------   --------   --------
Net income (loss).............................................   (77,492)    28,144     36,249     12,685     12,737
Dividends on preferred stock..................................        --         --         --        467      1,881
                                                                --------   --------   --------   --------   --------
Net income (loss) applicable to common stock..................  $(77,492)  $ 28,144   $ 36,249   $ 12,218   $ 10,856
                                                                ========   ========   ========   ========   ========

Ratio of earnings to fixed charges(d).........................        --       1.76       1.98       1.24       1.87

OTHER OPERATING DATA
Depreciation and amortization.................................  $ 67,242   $ 60,626   $ 54,518   $ 42,136   $ 39,450
Preopening expense............................................     3,481     10,004         --      4,605         --
Capital expenditures..........................................    99,207     90,977    183,299    326,829     24,485

                                                                                      JUNE 30,
                                                               ------------------------------------------------------
                                                                  1997        1996       1995       1994       1993
                                                               ----------   --------   --------   --------   --------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA
Total assets.................................................  $1,030,185   $953,425   $949,513   $836,297   $500,123
Long-term debt (excluding current portion)...................     739,792    590,808    587,957    525,637    364,927
Stockholders' equity.........................................     191,316    233,257    202,613    164,405     72,686

---------------
(a) Includes Par-A-Dice from December 5, 1996. See Note 2 to Notes to Consolidated Financial Statements, incorporated by reference.

(b) Includes $131,339 of impairment losses recorded during the fiscal year ended June 30, 1997. See Note 3 to Notes to Consolidated Financial Statements, incorporated by reference.

(c) Net of interest income and amounts capitalized.

(d) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before fixed charges and income taxes, adjusted to exclude interest capitalized, and "fixed charges" consist of interest cost and a portion of rental cost deemed to be interest. Earnings for the fiscal year ended June 30, 1997 were inadequate to cover fixed charges. The coverage deficiency was $108,645.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following summary of the material terms of certain outstanding indebtedness of the Company, certain of its wholly-owned subsidiaries, CH&C and California Hotel Finance Corporation, a wholly-owned finance subsidiary of CH&C ("CHFC"), does not purport to be complete and is qualified in its entirety by reference to the various governing instruments, copies of which will be made available to investors upon request.

     Capitalized terms used but not defined herein have the meanings ascribed to them in the various governing instruments.

9.25% SENIOR NOTES

     The 9.25% Notes were issued under an indenture dated as of October 4, 1996 (the "9.25% Indenture"), among the Company, certain subsidiaries of the Company, as guarantors, and The Bank of New York, as Trustee. The aggregate outstanding amount of the 9.25% Notes is $200 million. Certain subsidiaries of the Company have guaranteed payment of the 9.25% Notes on a senior basis. The 9.25% Notes and the guarantees thereof are senior unsecured obligations of the Company or the applicable guarantor, ranking pari passu in right of payment with all existing and future Senior Indebtedness (as defined in the 9.25% Indenture) of the Company or the applicable guarantor and senior to all subordinated debt of the Company (including the Notes) or the applicable guarantor.

     The 9.25% Notes mature on October 1, 2003 and bear interest at a rate of 9.25% per annum, payable semiannually on April 1 and October 1 of each year commencing April 1, 1997. The 9.25% Notes are not subject to redemption at the option of the Company prior to maturity. Upon a Change of Control (as defined in the 9.25% Indenture) (or if the 9.25% Notes have been rated "investment grade," upon a Change in Control and a ratings decline), each holder of 9.25% Notes has the option to require the Company to repurchase such holder's 9.25% Notes at a purchase price in cash equal to 101% of the principal amount thereof.

     During any period of time that (i) the 9.25% Notes have Investment Grade Status (as defined in the 9.25% Indenture), and (ii) no default or event of default has occurred and is continuing under the 9.25% Indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the 9.25% Indenture described below. In the event that the Company and its Restricted Subsidiaries are not subject to such covenants with respect to the 9.25% Notes for any period of time as a result of the preceding sentence and, subsequently, at least two of the three rating agencies withdraw their ratings or assign the 9.25% Notes a rating below the required ratings, then the Company and its Restricted Subsidiaries will thereafter again be subject to such covenants for the benefit of the 9.25% Notes.

     The 9.25% Indenture contains restrictive covenants which, among other things, impose significant restrictions on the Company's operations, including restrictions on the Company's ability to incur Indebtedness unless no event of default has occurred and is continuing and unless after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio (as defined below) would exceed 2.0 to 1.0. "Consolidated Fixed Charge Coverage Ratio" is defined in the 9.25% Indenture as the total interest expense of the Company and its Restricted Subsidiaries (other than Unrestricted Subsidiaries (both as defined below)), including (i) the interest component of capital lease obligations, (ii) one-third of the rental expenses attributable to operating leases, (iii) amortization of Indebtedness discount and commissions, discounts and other similar fees and charges owed with respect to Indebtedness, (iv) noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs pursuant to interest rate agreements, (vii) dividends on all preferred stock of Restricted Subsidiaries held by persons other than the Company or a Restricted Subsidiary, (viii) interest attributable to the Indebtedness of any other person for which the Company or any Restricted Subsidiary is responsible or liable as obligor, guarantor or otherwise (including Indebtedness guaranteed pursuant to investment guarantees), and (ix) any dividend or distribution, whether in cash, property or securities, on disqualified stock of the Company.

"Restricted Subsidiaries" include all consolidated subsidiaries of the Company except those specifically designated by the Company as "Unrestricted Subsidiaries."

     Notwithstanding the foregoing limitation, the Company may incur the following Indebtedness: (i) Indebtedness evidenced by the 9.25% Notes; (ii) Indebtedness outstanding on the date the 9.25% Notes are issued; (iii) so long as no event of default has occurred and is continuing, Indebtedness under the Bank Credit Facility or any replacement thereof in an aggregate amount outstanding at any time not to exceed $500 million, as such amount may be reduced as a result of certain repayments; (iv) Indebtedness of the Company or a Restricted Subsidiary owing to and held by a Restricted Subsidiary or the Company; (v) Indebtedness under agreements designed to provide interest rate protection or to limit exchange rate risk in connection with transactions entered into in the ordinary course of business; (vi) Indebtedness in connection with one or more standby letters of credit, performance bonds or completion guarantees issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit; (vii) Indebtedness outstanding under Permitted FF&E Financings (as defined in the 9.25% Indenture) which are either
(x) non-recourse Indebtedness of the Company and its Restricted Subsidiaries or
(y) limited in amount for each gaming facility owned or leased by the Company or any of its Restricted Subsidiaries to the lesser of (1) the amount of FF&E (as defined in the 9.25% Indenture) used in such gaming facility and financed by such Permitted FF&E Financing or (2) $10 million; (viii) so long as no event of default has occurred and is continuing, Indebtedness of the Company not otherwise permitted to be incurred pursuant to the provisions of the Consolidated Fixed Charge Coverage Ratio or this paragraph in an aggregate amount incurred not to exceed $25 million; or (ix) refinancing Indebtedness incurred in respect to Indebtedness outstanding pursuant to the provisions of the Consolidated Fixed Charge Ratio, or clauses (i), (ii), (iii), (vii) and this clause (ix) of this paragraph.

     The 9.25% Indenture contains a number of other covenants, including covenants with respect to the following matters: (i) limitations on Restricted Payments (as defined in the 9.25% Indenture); (ii) limitations on transactions with affiliates; (iii) limitations on liens; (iv) limitations on dividend and other payment restrictions affecting Restricted Subsidiaries; (v) limitations on assets sales; (vi) limitations on the business of the Company and its Restricted Subsidiaries; and (vii) limitations on consolidations, mergers and sale of substantially all assets of the Company or any guarantor of the 9.25% Notes. The 9.25% Indenture also contains customary events of default, including non-payment of principal or interest; violation of covenants; inaccuracy of representations or warranties; cross-default to other indebtedness in excess of $10 million; judgments or orders in excess of $10 million; bankruptcy; and revocation, suspension or loss of any gaming license.

11% SENIOR SUBORDINATED NOTES

     The 11% Notes were issued under an indenture dated November 15, 1992 (the "11% Indenture"), among CHFC, CH&C, as Guarantor, and State Street Bank and Trust Company, as Trustee. The aggregate outstanding principal amount of the 11% Notes is $185 million. CH&C has guaranteed the payment of the 11% Notes (the "CH&C Guaranty"). The CH&C Guaranty ranks junior in right to payment to all Senior Debt (as defined in the 11% Indenture) of CH&C and pari passu with all other subordinated debt of CH&C, including the Notes. See "Risk
Factors -- Subordination; Holding Company Structure."

     The 11% Notes mature on December 1, 2002 and bear interest at a rate of 11% per annum, payable semiannually on June 1 and December 1. The 11% Notes are subject to redemption at the option of CHFC beginning December 1, 1997, at redemption prices ranging from 104.125% in 1997 to 100% in 1999 and thereafter of the principal amount outstanding plus accrued interest to the redemption date. In addition, upon a Change of Control (as defined in the 11% Indenture), each holder of 11% Notes has the right to require CHFC to repurchase the holder's 11% Notes at a purchase price in cash equal to 101% of the principal amount thereof.

     The 11% Indenture contains restrictive covenants which, among other things, impose significant restrictions on CH&C's operations, including restrictions on CH&C's ability to incur debt, unless the

Consolidated Fixed Charge Coverage Ratio (as defined below) exceeds 2.0 to 1.0, or to create or permit liens on assets, in each case, other than debt or liens in certain limited amounts or to sell or dispose of its assets or to merge or consolidate with other entities. "Consolidated Fixed Charge Coverage Ratio" is defined in the 11% Indenture as the total interest expense of CH&C and its Restricted Subsidiaries (as defined below) including (i) the interest component of capital lease obligations, (ii) one-third of the rental expense attributable to operating leases, (iii) amortization of debt discount and commissions, discounts and other similar fees and charges owed with respect to debt, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under interest rate swap obligations designed to provide interest rate protection (including amortization of fees), and (vii) dividends on all preferred stock of Restricted Subsidiaries owned by persons other than CH&C or a wholly-owned subsidiary of CH&C, directly or indirectly. "Restricted Subsidiaries" include all consolidated subsidiaries of CH&C except those specifically designated by CH&C as an "Unrestricted Subsidiary." In addition to the debt incurred within the permitted Consolidated Fixed Charge Coverage Ratio, CH&C or any of its Restricted Subsidiaries may have or incur debt (i) which was outstanding at the time of the issuance of the 11% Notes, and incurred in connection with the refinancing thereof, (ii) to a Restricted Subsidiary (and, similarly, a Restricted Subsidiary may incur debt to CH&C),
(iii) up to $40 million for the acquisition, construction or expansion by CH&C or a Restricted Subsidiary of any new or existing facility or facilities relating to the gaming business and the related businesses of CH&C or such Restricted Subsidiary, (iv) for the maintenance, refurbishment or replacement of assets relating to the gaming business and the related businesses of CH&C, (v) solely in respect of performance bonds and completion guarantees, and (vi) with respect to interest rate swap obligations. With respect to the existence and creation of any liens on assets, CH&C or any of its Restricted Subsidiaries may suffer to exist or create liens with respect to (i) debt existing as of the date of the 11% Indenture, (ii) debt senior to the 11% Notes, (iii) the property of any subsidiary securing debt of such subsidiary, (iv) debt in favor CH&C or a wholly-owned subsidiary, (v) debt of CH&C that is pari passu with the 11% Notes, so long as such liens are equal and ratable to liens with respect to the 11% Notes, and debt that is subordinate or junior in right of payment to the 11% Notes so long as such liens are junior to liens with respect to the 11% Notes and (vi) certain other permitted liens. In addition, the 11% Indenture contains covenants that restrict CH&C's ability to make investments in or loans to affiliates, to sell or dispose of its assets, or to merge or consolidate with other entities. Notwithstanding such restrictions, CH&C is permitted, subject to certain limitations (including the absence of defaults and the ability to incur additional debt within the permitted Consolidated Fixed Charge Coverage Ratio), to make "Restricted Payments" in an amount equal to $15 million plus 50% of CH&C's consolidated net income since January 1, 1993 (or minus 100% of any net loss), together with certain other amounts. As of March 31, 1997, CH&C had approximately $44 million of capacity under such provisions. See "Risk
Factors -- Subordination; Holding Company Structure." Certain amounts available under the Bank Credit Facility are expected to be used to effect redemption of these securities.

     Each of CHFC and CH&C will be a "Restricted Subsidiary" under the Indenture for the Notes. See "Description of Notes."

BANK CREDIT FACILITY

     On June 19, 1996, the Company and CH&C (collectively referred to herein as the "Borrowers") entered into a Credit Agreement, pursuant to which Canadian Imperial Bank of Commerce ("CIBC") and certain other financial institutions (collectively, the "Banks") have provided a five-year reducing revolving credit facility (as amended, the "Bank Credit Facility") under which the Borrowers are able to borrow, on a revolving basis, up to $500 million and under which CIBC serves as the agent (the "Agent").

     The available commitment under the Bank Credit Facility, which will expire June 18, 2001, began at $500 million and will be reduced over the course of the five-year period according to a predetermined schedule pursuant to which the commitment will be reduced to $475 million on December 19, 1998 and will be further reduced by an additional $50 million at the end of each six-month period thereafter until maturity. Any outstanding borrowings at maturity must be repaid on June 18, 2001. Concurrently with the closing of the Initial Offering, the availability under the Bank Credit Facility was reduced by approximately $193 million, which amount represents the expected cost to redeem the principal amount of the 11% Notes beginning December 1, 1997 (the first date on which such notes can be redeemed) based on the terms of the 11% Indenture. The availability will be increased if and to the extent that the Company or any subsidiary purchases or redeems the 11% Notes. The Bank Credit Facility includes a sublimit for standby letters of credit in an amount up to $15 million to support various obligations of the Borrowers and their subsidiaries. Outstanding indebtedness under the Bank Credit Facility will rank senior to the Notes and have prior claim to the assets securing the indebtedness under the Bank Credit Facility.

     Borrowings under the Bank Credit Facility bear interest, at the option of the Borrowers, at a margin above (a) the Eurodollar Rate or (b) the highest of the following: (i) the Agent's reference rate, (ii) the Federal Funds Rate plus
 1/2 of 1%, and (iii) the CD Published Moving Rate plus 1% (each as defined in the Bank Credit Facility). The margin above such rates, and the fee on the unfunded portions of the Bank Credit Facility, vary based on the Company's ratio of Funded Debt (as defined below) to EBITDA (as defined below) pursuant to the following table:

            RATIO OF FUNDED           ALTERNATE BASE       EURODOLLAR
             DEBT TO EBITDA            RATE MARGIN         RATE MARGIN       COMMITMENT FEE
        ------------------------      --------------       -----------       --------------
              x<2.00                       0.000%             1.000%             0.3750%
        2.00#x<2.50                        0.000%             1.250%             0.3750%
        2.50#x<3.00                        0.250%             1.500%             0.3750%
        3.00#x<3.50                        0.500%             1.750%             0.4375%
        3.50#x<4.00                        0.750%             2.000%             0.5000%
        4.0#x for fiscal                   1.000%             2.250%             0.5000%
          quarters ending on or
          before March 31, 1997
        4.0#x<4.50 for fiscal              1.000%             2.250%             0.5000%
          quarters ending on or
          after June 30, 1997
        4.50#x for fiscal                  1.250%             2.500%             0.5000%
          quarters ending on or
          after June 30, 1997

     The Bank Credit Facility provides for an additional fee of 0.25% per annum on the outstanding principal amount of the 11% Notes from and after the closing of the Offering.

     The applicable margin at June 30, 1997 was 2.25% above the Eurodollar Rate Margin, resulting in an interest rate of approximately 8.1% as of such date.

     The Bank Credit Facility is guaranteed by Mare-Bear, Inc., Sam-Will, Inc., Eldorado Inc., Boyd Tunica, Boyd Mississippi, Boyd Kansas City, Boyd Kenner, M.S.W., Inc., Par-A-Dice Gaming and EPH and must be guaranteed by any other Significant Subsidiaries (as defined below) (collectively, the "Credit Facility Guarantors").

     The obligations under the Bank Credit Facility are secured by: (a) first deeds of trust on (i) the Stardust, (ii) Sam's Town Las Vegas, (iii) the California, (iv) the Fremont, (v) Sam's Town Tunica, (vi) Sam's Town Kansas City, (vii) the Eldorado, and (viii) Jokers Wild; (b) a first security interest in all furniture, fixtures, accounts, inventory, equipment (other than leased or financed items) of the Borrowers and Credit Facility Guarantors; (c) a negative pledge on (i) the real and personal property of any other Significant Subsidiaries excepting permitted liens, and (ii) the Silver Star and Treasure Chest management contracts; and (d) first preferred ship mortgages on the whole of the Patco 400 Riverboat, moored at Sam's Town Tunica, and the Judy's Prize riverboat, moored at Sam's Town Kansas City. The deeds of trust and security interest also secure the Borrower's obligations under any hedging arrangements with any of the Banks. In the event that the Treasure Chest Acquisition is consummated, the obligations under the Bank Credit Facility will also be secured by a first deed of trust on the Treasure Chest.

     The Bank Credit Facility contains certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a minimum Tangible Net Worth (as defined below) of not less than the sum of
(a) $210,000,000, plus (b) 50% of the Company's consolidated net income (without giving effect to any losses) for each fiscal quarter ending on or after September 30, 1996, plus (c) an amount equal to the increase in the Company's stockholders' equity after June 19, 1996 by reasons of sales and issuances of the Company's capital stock, minus (d) the amount of goodwill, not to exceed $130,000,000, associated with the acquisition of Par-A-Dice, minus (e) the amount of noncash write-downs taken by Boyd Kansas City in connection with Sam's Town Kansas City (net of any associated tax benefits) and, in the event that the Treasure Chest Acquisition is consummated, minus (f) the amount of goodwill not to exceed $95,000,000 associated with the acquisition by a wholly-owned subsidiary of the Company of the 85% equity interest in Treasure Chest not owned by Boyd Kenner, (ii) requiring the maintenance of a minimum Fixed Charge Coverage Ratio (as defined below) of 2.0 to 1.0 from June 19, 1996 to March 31, 1998, 2.10 to 1.0 from April 1, 1998 to December 31, 1999, 2.15 to 1.0 from
January 1, 2000 to June 30, 2000, and 2.25 to 1.0 from July 1, 2000 and thereafter, (iii) establishing a maximum permitted Funded Debt (as defined below) to EBITDA (as defined below) ratio of 4.0 to 1.0 from June 19, 1996 to December 31, 1996, 4.90 to 1.0 from January 1, 1997 to March 31, 1997, 4.80 to
1.0 from April 1, 1997 to June 30, 1997, 4.70 to 1.0 from July 1, 1997 to
September 30, 1997, 4.60 to 1.0 from October 1, 1997 to December 31, 1997, 4.40 to 1.0 from January 1, 1998 to June 30, 1998, 4.30 to 1.0 from July 1, 1998 to December 31, 1998, 4.25 to 1.0 from January 1, 1999 to June 30, 1999, 4.00 to
1.0 from July 1, 1999 to September 30, 1999, 3.80 to 1.0 from October 1, 1999 to December 31, 1999, 3.60 to 1.0 from January 1, 2000 to March 31, 2000, 3.40 to
1.0 from April 1, 2000 to June 30, 2000, 3.30 to 1.0 from July 1, 2000 to
September 30, 2000, 3.20 to 1.0 from October 1, 2000 to December 31, 2000 and
3.00 to 1.0 from January 1, 2001 and thereafter, (iv) imposing limitations on the incurrence of additional indebtedness and the creation of liens, (v) imposing limitations on the maximum permitted Expansion Capital Expenditures (as defined below) during the term of the Bank Credit Facility, (vi) imposing limits on the maximum permitted Maintenance Capital Expenditures (as defined below) for each fiscal year during the term of the Bank Credit Facility ($50,000,000 for fiscal year 1996, $60,000,000 for fiscal years 1997, 1998, 1999 and 2000, and
$30,000,000 for the first half of fiscal year 2001), and (vii) imposing restrictions on Investments (as defined below), the purchase or redemption of subordinated debt prior to its stated maturity (except for a redemption of the 11% Notes, which is permitted), dividends and other distributions, and the redemption or purchase of capital stock of the Company.

     The following terms when used in this "Bank Credit Facility" section of this Prospectus have the following meanings (such meanings to be applicable to the singular and plural forms thereof):

     "EBITDA" means, for any period, the Company and certain of its subsidiaries' consolidated earnings before depreciation, amortization, interest expense, preopening expenses, extraordinary items and taxes, all as determined in accordance with generally accepted accounting principles ("GAAP"), plus the earnings, before depreciation, amortization, interest expense, preopening expenses, extraordinary items and taxes, all as determined in accordance with GAAP, during such period for any new venture acquired by the Company or its subsidiaries during such period, in either case, plus (or minus) any non-cash loss (or gain) arising from a change in GAAP.

     "Eurodollar Rate" means the rate of interest equal to (a) the interest rate per annum for deposits in U.S. dollars in an amount approximately equal to the amount of CIBC's Eurodollar Rate Loan and for a period approximately equal to the applicable interest period which appears on page 3750 of the Dow Jones Telerate Screen as of 11:00 a.m. London time two business days prior to the beginning of the period for which the interest rate is being calculated for delivery on the first day of such interest period, or (b) if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which dollar deposits in immediately available funds are offered to certain lenders in the interbank market as at or about 11:00 a.m. New York time two business days prior to the beginning of such interest period, and in an amount approximately equal to the amount of CIBC's Eurodollar Rate Loan comprising part of such borrowing and for a period equal to such interest period.

     "Expansion Capital Expenditures" means any capital expenditure made with respect to any venture which is, or after giving effect to such expenditure will be, wholly-owned by a Borrower or guarantor under the Bank Credit Facility or certain other subsidiaries of the Company, and which is not properly characterized as a Maintenance Capital Expenditure.

     "Fixed Charge Coverage Ratio" means the ratio of (a) twelve-month trailing EBITDA plus rental payments during such period to (b) the sum of (i) the Company and certain of its subsidiaries' consolidated interest expense, provision for taxes and rental payments (each as defined under GAAP) for such twelve-month period, plus (ii) all dividends and distributions paid on any shares of capital stock of the Company and all redemptions and repurchases of any such stock, in each case during such twelve month period, plus (iii) all mandatory principal payments required to be made by the Company or certain of its subsidiaries (whether or not such payments are actually made) for such twelve-month period (exclusive of (a) the repayment of certain indebtedness and (b) the payment of the loans in connection with mandatory reductions of the commitment).

     "Funded Debt" means the Company's outstanding total consolidated debt (including letters of credits, synthetic leases and capital leases, but excluding trade payables and other current accrued liabilities) calculated as the average of the amounts outstanding as of the last day of each calendar month in a fiscal quarter.

     "Investment" means, relative to any person, (a) any loan or advance made by such person to any other person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); (b) any contingent liability of such person; and (c) any ownership or similar interest held by such person in any other person.

     "Maintenance Capital Expenditures" means any capital expenditures which are made to maintain or restore the condition or usefulness of property, but which are not properly chargeable to repairs and maintenance in accordance with GAAP; provided, however, that such term will not include any capital expenditures to restore the condition or usefulness of property to the extent funded from insurance; proceeds delivered to the Company or its subsidiaries in accordance with the terms of the Bank Credit Facility.

     "Tangible Net Worth" means the consolidated net worth of the Company and certain of its subsidiaries after subtracting therefrom the aggregate amount of any intangible assets of the Company and such subsidiaries, including goodwill, franchises, licenses, patents, trademarks and trade names.

                              DESCRIPTION OF NOTES

     Set forth below is a summary of certain provisions of the New Notes. The New Notes will be issued under the Indenture between the Company and the Trustee. A copy of the Indenture may be obtained by contacting the Office of the Secretary at the principal executive offices of the Company, 2950 South Industrial Road, Las Vegas, Nevada 89109, telephone (702) 792-7200.

     The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The New Notes are subject to all such terms, and holders of the New Notes (the "Holders") are referred to the Indenture and the Trust Indenture Act for a statement of those terms. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete. Such summaries may make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. For the purposes of this section "Description of Notes," the term "Company" shall mean Boyd Gaming Corporation only, and shall not include any of its subsidiaries.

     Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes. As used herein, the term "Notes" means the Old Notes and the New Notes, unless otherwise indicated.

     The form and term of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act, and therefore such New Notes will not be subject to certain transfer restrictions, registration rights and related Special Interest provisions applicable to the Old Notes. See "The Exchange Offer."

GENERAL

     The Notes mature on July 15, 2007 and are limited to an aggregate principal amount of $250 million. The Notes are issued in fully registered form only and are issued in denominations of $1,000 and integral multiples thereof. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the offices of the Trustee.

PAYMENT TERMS

     The Notes bear interest at a rate of 9.50% per annum until maturity, payable semi-annually on January 15 and July 15 of each year, commencing January 15, 1998, to the persons who are registered Holders thereof at the close of business on the January 1 or July 1 immediately preceding such interest payment date.

     The Indenture provides that interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Initially, the Trustee will act as Paying Agent and Registrar. Principal and interest will be payable initially at the offices of the Trustee but, at the option of the Company, interest may be paid by check mailed to Holders at their registered addresses. The Company or any domestically incorporated Restricted Subsidiary may act as Paying Agent and Registrar, and the Company may change the Paying Agent or Registrar without prior notice to Holders.

SUBORDINATION

     The Notes are senior subordinated unsecured obligations of the Company. The payment of the principal of, and premium, if any, and interest on, the Notes is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all Senior Indebtedness of the Company. The Notes rank subordinate in right of payment to all existing and future Senior Indebtedness, pari passu with any future Senior Subordinated Indebtedness and senior to any future junior subordinated debt of the Company. As of June 30, 1997, after giving effect to the Initial Offering and the application of the net proceeds therefrom, the Company's outstanding Senior Indebtedness would have been $312 million (excluding unused commitments under the Bank Credit Facility).

     All existing and future debt and other liabilities of the Company's Subsidiaries, including the claims of trade creditors, secured creditors and creditors holding debt and guarantees issued by such Subsidiaries, and claims of preferred stockholders, if any, of such Subsidiaries, are effectively senior to the Notes. The total balance sheet liabilities of the Company's Subsidiaries after giving effect to the application of the net proceeds from the Initial Offering, as of June 30, 1997, would have been $524 million (including guaranties of $306 million of Senior Indebtedness of the Company). The Company could be dependent on the earnings of any such Subsidiaries and the distribution of those earnings to the Company could be limited by statutory and contractual restrictions or other business considerations. See "Risk Factors -- Subordination; Holding Company Structure."

     The Notes also are effectively subordinated to any secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of June 30, 1997, after giving effect to the Initial Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," the outstanding secured Indebtedness of the Company would have been approximately $112 million (all of which was Senior Indebtedness). The Company and its Subsidiaries have other liabilities, including contingent liabilities, which may be significant.

     Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and its Restricted Subsidiaries may Incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Indebtedness of Subsidiaries. See "-- Certain Covenants -- Limitation on Indebtedness."

     The Company may not pay the principal of, or premium, if any, or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (a) any principal, premium or interest in respect of any Senior Indebtedness is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or (ii) such Senior Indebtedness has been paid in full in cash or cash equivalents; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration), the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by written notice to the Trustee and the Company from the Representative which gave such Payment Blockage Notice, (b) because such default is no longer continuing or (c) because such Designated Senior Indebtedness has been repaid in full in cash or cash equivalents). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Indebtedness may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its Property, (a) the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents before the holders of the Notes are entitled to receive any payment of principal of, or premium, if any, or interest on, the Notes and (b) until the Senior Indebtedness is paid in full in cash or cash equivalents, any distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness, except in each case that holders of Notes may receive and retain shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Notes. In the event that, notwithstanding the foregoing, the holder of any Note receives any payment or distribution of assets of the Company (except as set forth in the preceding sentence) before all Senior Indebtedness is paid in full in cash or cash equivalents, then such payment or distribution shall be held in trust for the holders of Senior Indebtedness and will be required to be paid over to them to the extent necessary to pay the Senior Indebtedness in full in cash or cash equivalents.

     By reason of such subordination provisions, in the event of bankruptcy or similar proceedings relating to the Company, holders of Senior Indebtedness and other creditors of the Company, even if the Notes are pari passu with their claims, may recover more, ratably, than the holders of the Notes. In such event, after giving effect to such subordination, there may be insufficient assets or no assets remaining to pay interest or principal on the Notes.

     Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under "-- Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions of the subordination provisions described above.

MANDATORY DISPOSITION OR REDEMPTION PURSUANT TO GAMING LAWS

     If a Holder or beneficial owner of a Note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Holder shall be obliged, at the request of the Company, to dispose of such Holder's Notes within a time period prescribed by the Company or such other time period prescribed by such Gaming Authority (in which event the Company's obligation to pay any interest after the receipt of such notice shall be limited as provided in such Gaming Laws), and thereafter, the Company shall have the right to redeem, on the date fixed by the Company for the redemption of such Notes, such Holder's Notes at a redemption price equal to the lesser of (i) the lowest closing sale price of the Notes on any trading day during the 120-day period ending on the date upon which the Company shall have received notice from a Gaming Authority of such Holder's disqualification or (ii) the price at which such Holder or beneficial owner acquired the Notes, unless a different redemption price is required by such Gaming Authority, in which event such required price shall be the redemption price. The Company is not required to pay or reimburse any Holder or beneficial owner of a Note for the costs of licensure or investigation for such licensure, qualification or finding of suitability. Any Holder or beneficial owner of a Note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such qualification or application therefor.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the option of the Company prior to July 15, 2002. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

                                                                 REDEMPTION
                                     YEAR                          PRICE
                -----------------------------------------------  ----------
                2002...........................................    104.750%
                2003...........................................    103.167%
                2004...........................................    101.583%
                2005 and thereafter............................    100.000%

     On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem such Notes.

MANDATORY SINKING FUND

     There are no mandatory sinking fund payments for the Notes.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth under "-- Certificated Notes", the New Notes will be issued in the form of one or more Global New Notes. The Global New Notes will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, a Global New Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository.

     Investors may hold their beneficial interests in a Global New Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of a Global New Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the New Notes represented by such Global New Note to the accounts of participants. Ownership of beneficial interests in a Global New Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global New Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global New Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global New Note.

     So long as the Depository, or its nominee, is the registered Holder and owner of a Global New Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and Holder of the related New Notes for all purposes of such New Notes and the Indenture. Except as set forth below, owners of beneficial interests in a Global New Note will not be entitled to have the New Notes represented by such Global New Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or Holders of any New Notes under such Global New Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global New Note desires to take any action that the Depository, as the Holder of such Global New Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on New Notes represented by a Global New Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and Holder of such Global New Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on a Global New Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global New Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a Global New Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global New Note for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in such Global New Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated New Notes in definitive form, a Global New Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in Global New Notes among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The New Notes represented by a Global New Note are exchangeable for certificated New Notes in definitive form of like tenor as such New Notes in denominations of U.S.$1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global New Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time elects to cause the issuance of certificated Notes under the Indenture or (iii) a default entitling the Holders of the New Notes to accelerate the maturity thereof has occurred and is continuing. Any New Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated New Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, a Global New Note is not exchangeable, except for a Global New Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the legend referred to under "-- Notice to Investors" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such New Notes, to the provisions of such legend.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the purchase date (the "Change of Control Payment").

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder stating, among other things: (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Notes (or portions thereof) timely tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Note (or portion thereof) accepted for payment (and for which payment has been duly provided on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (4) that any Notes (or portions thereof) not tendered will continue to accrue interest; (5) a description of the transaction or transactions constituting the Change of Control; and (6) the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     Except as described above with respect to a Change of Control, the Indenture does not contain any other provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

     In the event the Notes have Investment Grade Status at the earlier of the public announcement of (x) the occurrence of a Change of Control or (y) (if applicable) the intention of the Company to effect a Change of Control, the foregoing Change of Control provisions shall not apply unless both a Change of Control with respect to the Company and a Rating Decline shall occur. If the Notes have Investment Grade Status at the earlier of the public announcement of
(x) the occurrence of a Change of Control or (y) (if applicable) the intention of the Company to effect a Change of Control, and the Company effects defeasance of the Notes under the Indenture prior to the date of a Rating Decline, the Company will not be obligated to make a repurchase offer as a result of such Change of Control and Rating Decline. While the Company has no present intention to defease the Notes, the Company could elect to defease the Notes in the event that a proposed corporate action could not be undertaken in compliance with the restrictive covenants in the Notes and the terms of the Notes did not then permit the Company to effect a redemption. The effect of the preceding provision is that in the event that at least two of three designated ratings agencies rated the Notes "investment grade" prior to such Change of Control, the Company would only be required to make a Change of Control Offer if, within 90 days of the announcement of such Change of Control, at least two of the three designated ratings agencies have rated the Notes "non-investment grade" and the Company does not elect to defease the Notes prior to the announcement of such "non-investment grade" ratings.

     There can be no assurance that the Company will be able to fund any such repurchase of the Notes. The Bank Credit Facility and the 9.25% Notes contain, and any future credit agreements or other agreements relating to indebtedness of the Company may contain, prohibitions or restrictions on the Company's ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Risk Factors -- Lack of Sufficient Funds to Effect Repurchase."

     The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase such Notes as a result of a sale, lease, conveyance or transfer of less than all of the assets of the Company to another person may be uncertain.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture. During any period of time that (i) the Notes have Investment Grade Status and (ii) no Default or Event of Default has occurred and is continuing under the Indenture with respect to the Notes, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture with respect to the Notes described below under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments" and "-- Limitation on Asset Sales; Event of Loss" (collectively, the "Suspended Covenants"). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the preceding sentence and, subsequently, at least two of the three Rating Agencies withdraw their ratings or assign the Notes a rating below the required Investment Grade Ratings, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of the Notes and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or assignment will be calculated in accordance with the terms of the covenant described below under "-- Limitation on Restricted Payments" as if such covenants had been in effect during the entire period of time from the Issue Date with respect to the Notes.

     Limitation on Indebtedness. The Company shall not, and shall not permit any Restricted Subsidiary to, incur any Indebtedness unless no Event of Default has occurred and is continuing and unless (after giving effect to (i) the Incurrence of such Indebtedness as if such Indebtedness was Incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to repay other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period, (ii) the Incurrence and retirement of any other Indebtedness since the first day of the Reference Period as if such Indebtedness was Incurred or retired at the beginning of the Reference Period and (iii) the acquisition or disposition of any company or business by the Company or any Restricted Subsidiary since the first day of the Reference Period including any acquisition or disposition which will be consummated contemporaneously with the Incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period), the Company's Consolidated Fixed Charge Coverage Ratio would exceed 2.0 to 1.0.

     Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may Incur the following Indebtedness: (i) Indebtedness evidenced by the Notes; (ii) Indebtedness outstanding on the Issue Date; (iii) Indebtedness under the Credit Facility in an aggregate amount outstanding at any time not to exceed $500 million (less (A) the aggregate principal amount of 11% Notes then outstanding and (B) Indebtedness Incurred pursuant to clause (x) below to refinance Indebtedness previously Incurred pursuant to this clause (iii) and any Permitted Refinancing Indebtedness in respect thereof), as such amount may be reduced as a result of repayments pursuant to the covenant "Limitation on Asset Sales; Event of Loss" of Indebtedness outstanding under the Credit Facility;
(iv) Indebtedness of the Company or a Restricted Subsidiary owing to and held by a Restricted Subsidiary or the Company; provided, however, that any subsequent issuance or transfer of any Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness except to the Company or a Restricted Subsidiary shall be deemed in each case to constitute the Incurrence of such Indebtedness by the issuer thereof; (v) Indebtedness under Interest Rate Agreements entered into for the purpose of limiting interest rate risks, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant;
(vi) Indebtedness under Currency Exchange Protection Agreements, provided that such Currency Exchange Protection Agreements were entered into for the purpose of limiting exchange rate risks in connection with transactions entered into in the ordinary course of business; (vii) Indebtedness in connection with one or more standby letters of credit, performance bonds or completion guarantees issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit; (viii) Indebtedness outstanding under Permitted FF&E Financings which are either (x) Non-Recourse Indebtedness of the Company and its Restricted Subsidiaries or (y) limited in amount for each Gaming Facility owned or leased by the Company or any of its Restricted Subsidiaries to the lesser of (1) the amount of FF&E used in such Gaming Facility and financed by such Permitted FF&E Financing or (2) $10 million; (ix) so long as no Event of Default has occurred and is continuing, Indebtedness of the Company not otherwise permitted to be Incurred pursuant to the provisions of the immediately preceding paragraph or this paragraph in an aggregate amount not to exceed $25 million outstanding at any time; or (x) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness outstanding pursuant to the provisions of the immediately preceding paragraph or clauses (i), (ii) (other than the 11% Notes), (iii), (viii) and this clause (x) of this paragraph.

     Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment, (a) a Default or an Event of Default shall have occurred and be continuing, (b) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness" or (c) the aggregate amount of such Restricted Payment and all other Restricted Payments made from and after the date of the Indenture (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 1997 to the end of the most recent fiscal quarter ended immediately prior to the date of such Restricted Payment (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (ii) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to March 31, 1997 (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries or pursuant to clauses (iii) or (iv) in the following paragraph); (iii) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) subsequent to March 31, 1997 of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); (iv) the amount equal to the net reduction in Investments resulting from (A) payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary or the satisfaction or reduction (other than by means of payments by the Company or any Restricted Subsidiary) of obligations of other Persons which have been Guaranteed by the Company or any Restricted Subsidiary or (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, in each case such net reduction in Investments being
(x) valued as provided in the definition of "Investment," (y) in an amount not to exceed the aggregate amount of Investments previously made by the Company or any Restricted Subsidiary which were treated as a Restricted Payment, and (z) included in this clause (iv) only to the extent not included in Consolidated Net Income; (v) payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from the Mirage Joint Venture to the extent such dividends, repayments, advances or other transfers exceed $100 million; and (vi) $75 million; provided, however, that in the event that the sum of the amounts referred to in clause (i) through (v) is a negative number, such sum shall be deemed to be zero.

     The provisions of the preceding paragraph shall not prohibit: (i) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration in compliance with such provisions; provided that at the time of payment of such dividend no Default under any provision of the Indenture other than this covenant shall have occurred and be continuing (or would result therefrom); (ii) the redemption or repurchase of any Capital Stock or

Indebtedness of the Company (other than any Capital Stock or Indebtedness which is held or beneficially owned by, or issued by, any member of the Boyd Family, the Company or any Affiliate of the Company), (A) if the holder or beneficial owner of such Capital Stock or Indebtedness is required to qualify under the Gaming Laws and does not so qualify or (B) if necessary in the reasonable, good faith judgment of the Board of Directors, as evidenced by a Board Resolution, to prevent the loss or secure the reinstatement of any Gaming License which if lost or not reinstated, as the case may be, would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or would restrict the ability of the Company or any of its Subsidiaries to conduct business in any gaming jurisdiction; (iii) any purchase, redemption or other acquisition or retirement of Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Company; (iv) any purchase, redemption or other acquisition or retirement of the Indebtedness of any Person made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Company; (v) any purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness from the proceeds of Permitted Refinancing Indebtedness; (vi) Investments not to exceed $100 million in the Mirage Joint Venture; (vii) Investment Guarantees to the extent permitted by the provisions described under the caption, "-- Limitation on Indebtedness" above that constitute Permitted Joint Venture Investments and Guarantee (with full rights of subrogation) Indebtedness Incurred by a Permitted Joint Venture to acquire or construct Gaming Facilities provided that such Indebtedness (A) is not expressly subordinated in right of payment or otherwise to any other Indebtedness of such Permitted Joint Venture and (B) is secured by first priority security interests in such Gaming Facilities; and (viii) payments pursuant to Investment Guarantees which were entered into in compliance with clause (vii) of this paragraph.

     The full amount of any Restricted Payments pursuant to clauses (i) and (ii) of the preceding paragraph (but not pursuant to clauses (iii), (iv), (v) and (vi) of the preceding paragraph) shall be included in the calculation of the aggregate amount of the Restricted Payments referred to in the next preceding paragraph. With respect to any Investment Guarantee, (x) if at any time the Company or any Restricted Subsidiary ceases to control the day-to-day operations of the Permitted Joint Venture, the Indebtedness of which is Guaranteed by the Investment Guarantee, the full amount of such Investment Guarantee shall thereafter be included in the calculation of the aggregate amount of Restricted Payments referred to in the next preceding paragraph and (y) if the Company or a Restricted Subsidiary retains such control, any amount actually paid pursuant to such Investment Guarantee shall be included in the calculation of the aggregate amount of Restricted Payments referred to in the next preceding paragraph.

     Limitation on Liens. The Company shall not, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property, whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, which secures Indebtedness that ranks pari passu with or is subordinated to the Notes unless (a) if such Lien secures Indebtedness that ranks pari passu with the Notes, the Notes are secured on an equal and ratable basis with the obligations so secured or (b) if such Lien secures Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to a Lien granted to the holders of Notes in the same collateral as that securing such Indebtedness subordinated to the Notes to the same extent as such subordinated Indebtedness is subordinated to the Notes.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any other Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Company or any other Restricted Subsidiary or (b) make loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) agreements in effect on the Issue

Date; (ii) applicable law; (iii) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (iv) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced; or (v) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated; provided, however, that such agreements are not entered into in anticipation or contemplation of such designation. Nothing contained in this covenant shall prevent the Company or any Restricted Subsidiary from granting any Lien permitted by the "-- Limitation on Liens" covenant.

     Limitation on Asset Sales; Event of Loss. Other than upon an Event of Loss, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale after the Issue Date, where the Property subject to such Asset Sale has an aggregate Fair Market Value equal to or in excess of $20 million, unless: (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (ii) at least 75% of such consideration consists of cash or Temporary Cash Investments; provided, however, that for purposes of this clause
(ii), (x) the assumption of Indebtedness of the Company or a Restricted Subsidiary which is not subordinated to the Notes shall be deemed to be Temporary Cash Investments if the Company, such Restricted Subsidiary, and all other Restricted Subsidiaries of the Company, to the extent any of the foregoing are liable with respect to such Indebtedness, are expressly released from all liability for such Indebtedness by the holder thereof in connection with such Asset Sale, (y) any securities or notes received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments within 20 business days of such Asset Sale shall be deemed to be Temporary Cash Investments and (z) the Company and its Restricted Subsidiaries may receive consideration in the form of securities exceeding 25% of the consideration for one or more Asset Sales so long as the Company and its Restricted Subsidiaries do not hold such securities having an aggregate Fair Market Value in excess of $50 million at any time outstanding; (iii) no Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale; and (iv) the Board of Directors of the Company determines in good faith that such Asset Sale complies with clauses
(i) and (ii).

     Upon an Event of Loss incurred by the Company or any of its Restricted Subsidiaries, the Net Proceeds received from such Event of Loss shall be applied in the same manner as proceeds from Asset Sales described above and pursuant to the procedures set forth below.

     Within 360 days after the receipt of the Net Proceeds of an Asset Sale or Event of Loss, some or all the Net Proceeds from such Asset Sale or Event of Loss may be applied by the Company or a Restricted Subsidiary (A) to permanently repay, redeem or repurchase Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary or (B) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Proceeds received by the Company or another Restricted Subsidiary); provided, however, that if the Company or any Restricted Subsidiary contractually commits within such 360-day period to apply such Net Proceeds within 180 days of such contractual commitment in accordance with the above clauses (A) or (B), and such Net Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for application of Net Proceeds set forth in this paragraph shall be considered satisfied.

     Any Net Proceeds from an Asset Sale or Event of Loss that are not used in accordance with the preceding paragraph shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20 million (taking into account income earned on such Excess Proceeds), the Company shall make an offer to purchase (the "Prepayment Offer"), on a pro rata basis, from all Holders of the Notes (together with the holders of all other Senior Subordinated Indebtedness which have a similar repurchase obligation), an aggregate principal amount of Notes and such other Senior Subordinated Indebtedness equal to the Excess Proceeds, at a price in cash at least equal to 100% of the principal amount thereof, plus accrued and unpaid interest, in accordance with the procedures summarized herein and set forth in the Indenture. To the extent that any portion of the Excess Proceeds remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender the Notes for repurchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds shall be reset to zero. Pending application of Net Proceeds pursuant to clause (A) and (B) above, such Net Proceeds will be invested in Temporary Cash Investments. Notwithstanding the foregoing, the Company shall not be required to make a Prepayment Offer if the purchase of the Notes is prohibited by the terms of the 9.25% Notes, but only to the extent and for so long as such purchase of the Notes is prohibited.

     Within 10 business days after the Company is required to make a Prepayment Offer, the Company shall send a written notice, by first-class mail, to the Holders (the "Prepayment Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such Holders to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things,
(a) that the Company is offering to purchase Notes pursuant to the provisions of the Indenture described herein under "-- Limitation on Asset Sales; Event of Loss," (b) that any Note (or any portion thereof) accepted for payment (and for which payment has been duly provided on the purchase date for the Notes (the "Purchase Date")) pursuant to the Prepayment Offer shall cease to accrue interest after the Purchase Date, (c) the purchase price and Purchase Date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer Notice is mailed, (d) the aggregate principal amount of Notes (or portions thereof) to be purchased and (e) a description of the procedure which Holders must follow in order to tender their Notes (or portions thereof) and the procedures that Holders must follow in order to withdraw an election to tender their Notes (or portions thereof) for payment.

     The Credit Facility and the 9.25% Notes contain, and any future credit agreements or other agreements relating to indebtedness of the Company may contain, prohibitions or restrictions on the Company's ability to effect a Prepayment Offer. If the Company is required to make a Prepayment Offer at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture (except as set forth above with respect to the 9.25% Notes).

     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property, the making of any Investment, the giving of any Guarantee or the rendering or receiving of any service) with, from or for the benefit of, (1) any Affiliate, (2) any Related Person or (3) any officer or director of any Affiliate or a Related Person (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are (a) in writing, if such Affiliate Transaction involves aggregate payments to either party in excess of $250,000, (b) in the best interest of the Company or such Restricted Subsidiary, as the case may be, and (c) at least as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such Affiliate Transaction in a similar transaction in arm's-length dealings with a Person who is not such an Affiliate, Related Person or officer or director of an Affiliated or Related Person, (ii) with respect to each Affiliate Transaction involving aggregate payments to either party in excess of $5 million, the Company delivers to the Trustee an

Officers' Certificate certifying that such Affiliate Transaction was approved by a majority of the disinterested members of the Board of Directors and that such Affiliate Transaction complies with clause (i), and (iii) with respect to each Affiliate Transaction involving aggregate payments in excess of $20 million, the Company delivers to the Trustee an opinion letter from an Independent Advisor to the effect that such Affiliate Transaction is fair, from a financial point of view.

     Notwithstanding the foregoing limitation, the Company may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on the Issue Date; (ii) any Restricted Payment permitted to be made pursuant to "-- Limitation on Restricted Payments"; (iii) any transaction or series of transactions between the Company and one or more of its Restricted Subsidiaries or Permitted Joint Ventures or between two or more of its Restricted Subsidiaries or Permitted Joint Ventures; and (iv) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor.

     Limitation on Layered Indebtedness. The Company shall not, directly or indirectly, Incur any Indebtedness which is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The Company shall not permit any of its Restricted Subsidiaries to issue any Guarantee with respect to any Senior Subordinated Indebtedness or Subordinated Obligations of the Company unless such Restricted Subsidiary has executed and delivered to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on terms and conditions (including with respect to any Liens securing such Guaranties) at least as favorable to the holders of the Notes as such Guarantee and (a) in the case of Senior Subordinated Indebtedness, such Guarantee (and related Liens, if any) shall rank pari passu with such Guarantee of the Notes and (b) in the case of Subordinated Obligations, such Guarantee (and related Liens, if any) shall be subordinated in right of payment to such Guarantee of the Notes to at least the same extent as such Subordinated Obligations are subordinated to the Notes.

     Agreement to Redeem the 11% Notes. The Company shall cause CHFC to take all action required pursuant to the 11% Indenture in order to redeem the 11% Notes on December 1, 1997, and shall cause CHFC to effect such redemption on such date; provided, however, that the Company's obligation under this covenant shall be suspended if the Board of Directors shall have determined in good faith that the Company expects to be unable to borrow under the Credit Facility the amounts required to fund such redemption on the redemption date, as evidenced by a Board Resolution delivered to the Trustee. The Company's obligation under this covenant shall be reinstated upon a determination by the Board of Directors that the required amounts are expected to be available under the Credit Facility for a period of at least 45 days, at which time the Company shall cause CHFC to give the required notice of redemption and redeem the 11% Notes as promptly as it is permitted to do so under the 11% Indenture. During any period when the Company's obligation under this covenant is suspended, the Board of Directors shall reconsider the determination referred to in the first sentence of this paragraph no less frequently than monthly.

     Maintenance of Properties and Other Matters. The Company shall, and shall cause each of its Subsidiaries to, maintain its Properties in good working order and condition and make all necessary repairs, renewals and replacements; provided, however, that nothing in this provision shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its Properties, if such discontinuance is, in the judgment of the Company, both desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders.

     The Company shall, and shall cause each of its Subsidiaries to, insure and keep insured, with financially sound and reputable insurers, so much of their respective Properties and in such amounts as is usually and customarily insured by Persons engaged in a similar business with respect to Properties of a similar character against loss by fire and the extended coverage perils. None of the Company or any of its Subsidiaries shall maintain a system of self-insurance in lieu of or in combination with the foregoing insurance with respect to its Properties; provided that deductibles under the insurance policy or policies of the Company and its Subsidiaries shall not be considered to be self-insurance as long as such deductibles accord with financially sound and approved practices of Persons owning or operating Properties of a similar character and maintaining similar insurance coverage.

     The Company shall, and shall cause each of its Subsidiaries to, keep proper books and records of accounts in which full and correct entries will be make of all its business transactions in accordance with GAAP. The Company shall cause the books and records of accounts of the Company and its Subsidiaries to be examined, either on a consolidated or on an individual basis, by one or more firms of independent public accountants not less frequently than annually. The Company shall, and shall cause each of its Subsidiaries to, prepare its financial statements in accordance with GAAP.

     The Company shall, and shall cause each of its Subsidiaries to, comply with all Legal Requirements and to obtain any licenses, permits, franchises or other authorizations, including Gaming Licenses, from Governmental Authorities necessary to the ownership or operation of its Properties or to the conduct of its business.

     Notwithstanding the foregoing provisions in this covenant, failure by the Company or any of its Subsidiaries to comply with such provisions shall not be deemed to be a breach of such provisions to the extent that such failure would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     Limitation on Activities of the Company. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in (through acquisition or otherwise) any business other than a Related Business.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Company shall not merge or consolidate with or into any other entity (other than a merger or consolidation of a Restricted Subsidiary with or into the Company) or, in one transaction or a series of related transactions, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its Property unless: (i) the entity formed by or surviving any such consolidation or merger (if the Company is not the surviving entity) or the Person to which such sale, assignment, transfer, lease or conveyance is made (the "Successor") (a) shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, the due and punctual payment of the principal, premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company, and (b) the Successor shall have all Gaming Licenses required to operate all Gaming Facilities to be owned by such Successor; (ii) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Company's Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Successor, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation of Indebtedness"; and (v) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Successor shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction or series of transactions.

COMMISSION REPORTS

     The Indenture provides that whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Trustee and Holders such annual reports and such information, documents and other reports as are specified in Sections 13 or 15(d) of the Exchange Act and the rules and regulations thereunder and applicable to a U.S. corporation subject to such Sections and the rules and regulations thereunder, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections and the rules and regulations thereunder.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":
(i) default with respect to payment of interest on any of the Notes when it becomes due and payable, and the continuance of such default for a period of 30 days; (ii) default with respect to payment of principal or premium, if any, on any of the Notes when due at maturity, upon acceleration, required purchase or otherwise; (iii) failure by the Company to observe, perform or comply with the covenants and agreements described in "-- Merger, Consolidation and Sale of Assets" herein; (iv) failure by the Company to observe, perform or comply with any of the other covenants and agreements in the Indenture and such failure to observe, perform or comply continues for a period of 30 days after receipt by the Company of a written notice from the Trustee or Holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (v) Indebtedness of the Company or any Restricted Subsidiary is not paid when due within any applicable grace period or is accelerated by the holders thereof and, in either case, the total amount of such unpaid or accelerated Indebtedness exceeds $10 million; (vi) the entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any Restricted Subsidiary in an uninsured aggregate amount in excess of $10 million and such judgment or order is not discharged, waived, stayed or satisfied for a period of 60 consecutive days; (vii) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary; and (viii) any revocation, suspension or loss of any Gaming License which results in the cessation for a period of more than 90 consecutive days of the business of any Material Gaming Facility owned, leased or operated directly or indirectly by the Company or any of its Subsidiaries or Permitted Joint Ventures (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors, evidenced by a Board Resolution, both desirable in the conduct of the business of the Company and its Subsidiaries and Permitted Joint Ventures, taken as a whole, and not disadvantageous in any material respect to the Holders).

     The Indenture provides that the Trustee, within 90 days after the occurrence of any continuing Default or Event of Default that is known to the Trustee, will give notice to the Holders; provided, however, that, except in the case of a default in payment of principal of or interest on the Notes, the Trustee may withhold such notice as long as it in good faith determines that such withholding is in the interest of the Holders.

     The Indenture provides that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may accelerate the maturity of all the Notes in which event the Notes shall become immediately due and payable; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding, may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

     The Holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing Default with respect to the Notes or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

     No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;
(ii) Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee; and (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder for enforcement of payment of the principal of and premium, if any, or interest on such Holder's Note on or after the respective due dates expressed in such Note.

     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture and the Notes may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or non-compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment or waiver,
(ii) reduce the rate of or extend the time for payment of interest on any Note,
(iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) make any Note payable in money other than that stated in the Note, (v) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vi) make any change to the subordination provisions of the Indenture that would adversely affect the holders of the Notes or (vii) release any security interest in favor of the Notes.

     Without the consent of any Holder of the Notes, the Company, and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code), to add Guarantees by Subsidiaries with respect to the Notes and to release such Guarantees when required by the terms thereof, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

DISCHARGE OF INDENTURE AND DEFEASANCE

     When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case the Company pays all other sums payable under the Indenture by the Company, then the Indenture shall, subject to certain surviving provisions, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

     Subject to the conditions to defeasance described below and the survival of certain provisions, the Company at any time may terminate (i) all its obligations under the Notes and the Indenture ("legal defeasance option") or
(ii) its obligations under certain restrictive covenants and the related Events of Default ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default referred to in clauses (iii), (iv), (v), (vi),
(vii) (with respect to Restricted Subsidiaries) or (viii) under "-- Events of Default" above (except to the extent the covenants referenced therein remain applicable).

     The legal defeasance option or the covenant defeasance option may be exercised only if: (i) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to maturity or redemption, as the case may be; (ii) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be; (iii) 123 days pass after the deposit is made and during the 123-day period no Default described in clause
(vii) under "-- Events of Default" occurs which is continuing at the end of the period; (iv) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto; (v) the deposit does not constitute a default under any other agreement or instrument binding on the Company; (vi) the Company delivers to the Trustee an Opinion of Counsel stating to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940; (vii) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that (a) the Company has received from the Internal Revenue Service a ruling, or (b) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
(viii) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (ix) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

THE TRUSTEE

     State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. State Street Bank and Trust Company is also the trustee under the indenture governing the 11% Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

TRANSFER AND EXCHANGE

     Holders may transfer or exchange their Notes in accordance with the Indenture. The Registrar under the Indenture may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before selection of Notes to be redeemed.

     The registered holder of a Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Additional Assets" means (i) any Property (other than cash, cash equivalents or securities) to be owned by the Company or a Restricted Subsidiary and used in a Related Business, (ii) the costs of improving, restoring, replacing or developing any Property owned by the Company or a Restricted Subsidiary which is used in a Related Business or (iii) Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the procedure for designation of Restricted Subsidiaries set forth below in the definition of "Restricted Subsidiary."

     "Affiliate" means, with respect to any Person, a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such Person (or a 10% or greater equity interest in a Person which is not a corporation) or (iii) of which 10% or more of any class of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Sale" means the sale, conveyance, transfer, lease or other disposition, whether in a single transaction or a series of related transactions (including, without limitation, dispositions pursuant to Sale/ Leaseback Transactions or pursuant to the merger of the Company or any of its Restricted Subsidiaries with or into any Person other than the Company or one of its Restricted Subsidiaries, but not including any dispositions to the Company or any of its Restricted Subsidiaries), by the Company or one of its

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

Restricted Subsidiaries to any Person other than the Company or one of its Restricted Subsidiaries of (i) any of the Capital Stock or other ownership interests of any Subsidiary of the Company or (ii) any other Property of the Company or any Property of its Restricted Subsidiaries, in each case not in the ordinary course of business of the Company or such Restricted Subsidiary.

     "Attributable Indebtedness" means Indebtedness deemed to be Incurred in respect of Sale/ Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Trustee.

     "Boyd Family" means William S. Boyd, any direct descendant or spouse of such person, or any direct descendant of such spouse, and any trust or other estate in which each person who has a beneficial interest, directly or indirectly through one or more intermediaries, in Capital Stock of the Company is one of the foregoing persons.

     "Capital Lease Obligations" means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of "-- Certain Covenants -- Limitation on Liens," Capital Lease Obligations shall be deemed secured by a Lien on the Property being leased.

     "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrants, options or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

     A "Change of Control" shall be deemed to occur if:

          (i) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and other than a Restricted Subsidiary, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 50% or more of the total voting power of all classes of the Voting Stock of the Company and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis; provided that for purposes of this clause (i), the members of the Boyd Family shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as the members of the Boyd Family beneficially own (as so defined), directly or indirectly through one or more intermediaries, in the aggregate 50% or more of the total voting power of the Voting Stock of the parent corporation;

          (ii) the sale, lease, conveyance or other transfer of all or substantially all of the Property of the Company (other than to any Restricted Subsidiary) shall have occurred;

          (iii) the stockholders of the Company shall have approved any plan of liquidation or dissolution of the Company;

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

          (iv) the Company consolidates with or merges into another Person or any Person consolidates with or merges into the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction; or

          (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote of either (A) 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) members of the Boyd Family who beneficially own (as defined for purposes of clause (i) above), directly or indirectly through one or more intermediaries, in the aggregate 50% or more of the total voting power of the Voting Stock of the Company) cease for any reason to constitute a majority of the Board of Directors then in office.

     "Consolidated EBITDA" means, for any period, without duplication, Consolidated Net Income, plus (i) Consolidated Fixed Charges, (ii) provisions for taxes based on income to the extent such taxes were deducted in determining Consolidated Net Income, (iii) consolidated depreciation expense (iv) consolidated amortization expense, and (v) other noncash items reducing Consolidated Net Income, minus (vi) other noncash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means the ratio of (i) Consolidated EBITDA during the Reference Period to (ii) the aggregate amount of Consolidated Fixed Charges during the Reference Period.

     "Consolidated Fixed Charges" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries (other than Unrestricted Subsidiaries), including (i) the interest component of Capital Lease Obligations, (ii) one-third of the rental expense attributable to operating leases, (iii) amortization of Indebtedness discount and commissions, discounts and other similar fees and charges owed with respect to Indebtedness,
(iv) noncash interest payments, (v) commissions discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs pursuant to Interest Rate Agreements, (vii) dividends on all Preferred Stock or Restricted Subsidiaries held by Persons other than the Company or a Restricted Subsidiary, (viii) interest attributable to the Indebtedness of any other Person for which the Company or any Restricted Subsidiary is responsible or liable as obligor, guarantor or otherwise (including, Indebtedness Guaranteed pursuant to Investment Guarantees) and
(viii) any dividend or distribution, whether in cash property or securities, on Disqualified Stock of the Company.

     "Consolidated Net Income" means for any period, the net income (loss) of the Company and its Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that subject to the limitations contained in (iv) below, (a) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and
(b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such

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

acquisition, (iii) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and
(b) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain or loss realized upon the sale or other disposition of any Property of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordances with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Facility" means the revolving credit facility, as amended from time to time, among the Company, certain Subsidiaries and a syndicate of banks, and any extensions, revisions, refinancings or replacements thereof by an institutional lender or syndicate of institutional lenders.

     "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default; provided, however, that a Default with respect to any event referred to in clause (iv) of the definition of "Event of Default" shall not be deemed to occur until the Company has received written notice of such event from the Trustee or Holders of not less than 25% in aggregate principal amount of the Notes then outstanding.

     "Designated Senior Indebtedness" means any Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which at the date of determination the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" of a Person means any Capital Stock of such Person:
(i) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part or (c) is convertible or exchangeable or exercisable for Indebtedness; and (ii) as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that such Capital Stock of the Company or any of its Subsidiaries shall not constitute Disqualified Stock if it is redeemable prior to the first anniversary of the Stated Maturity of the Notes only if: (A) the holder or a beneficial owner of such Capital Stock is required to qualify under the Gaming Laws and does not so qualify, or (B) the Board of Directors determines in its reasonable good faith judgment, as evidenced by a Board Resolution, that as a result of a holder or beneficial owner owning such Capital Stock, the Company or any of its Subsidiaries has lost or may lose any Gaming License, which if lost or not

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

reinstated, as the case may be, would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or would restrict the ability of the Company or any of its Subsidiaries to conduct business in any gaming jurisdiction.

     "Event of Loss" means, with respect to any Property, any (i) loss, destruction or damage of such Property; or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation or requisition of the use of such Property.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (i) if such Property has a Fair Market Value of less than $5 million, by an Officer of the Company or (ii) if such Property has a Fair Market Value in excess of $5 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in effect on the date of the Indenture.

     "Gaming Authority" means any of the Nevada Gaming Commission, the Nevada Gaming Control Board, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Missouri Gaming Commission, the National Indian Gaming Commission, the Bureau of Indian Affairs, the Illinois Gaming Board and any other agency (including, without limitation, any agency established by a federally-recognized Indian tribe to regulate gaming on such tribe's reservation) which has, or may at any time after the date of the Indenture have, jurisdiction over the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

     "Gaming Facility" means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment or 100% of the equity interest of a Person the primary business of which is ownership and operation of any of the foregoing.

     "Gaming Laws" means the gaming laws of a jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the date of the Indenture be, subject.

     "Gaming License" means any license, permit, franchise or other authorization from any governmental authority required on the date of the Indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of the Company and its Subsidiaries, including all licenses granted under Gaming Laws and other Legal Requirements.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such first Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the consolidated balance sheet of such Person including by merger or operation of law (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have

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

meanings correlative to the foregoing). The accretion of principal of a noninterest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means (without duplication), with respect to any Person, any indebtedness secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or the principal amount of such indebtedness evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capital Lease Obligations, (ii) Indebtedness of other Persons secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such property or assets or the amount of the Indebtedness so secured), (iii) Guarantees of Indebtedness of other Persons,
(iv) any Disqualified Stock, (v) any Attributable Indebtedness, (vi) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions issued for the account of such Person (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, (vii) in the case of the Company, Preferred Stock of its Restricted Subsidiaries and (viii) obligations pursuant to any Interest Rate Agreement or Currency Rate Protection Agreement. Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock or Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock or Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any other obligations described in clauses (i) through (viii) above in respect thereof at such date.

     "Independent Advisor" means an investment banking firm of national standing with non-investment grade debt underwriting experience or any third party appraiser of national standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

     "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of an Investment Guarantee or a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including the redesignation by the Board of Directors of a Person to be an Unrestricted Subsidiary. In determining the amount of any Investment in respect of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's (or any successor to the rating agency business thereof), BBB- (or the equivalent) by S&P (or

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

any successor to the rating agency business thereof) and BBB- (or the equivalent) by Duff & Phelps Credit Rating Co. (or any successor to the rating agency business thereof).

     "Investment Grade Status" means any time at which the ratings of the Notes by two of three of Moody's or any successor to the rating agency business thereof), S&P (or any successor to the rating agency business thereof) and Duff & Phelps Credit Rating Co. (or any successor to the rating agency business thereof) are Investment Grade Ratings; provided, however, that one of such two must be Moody's or S&P.

     "Investment Guarantee" means any Guarantee by the Company or a Restricted Subsidiary of Indebtedness of a Permitted Joint Venture; provided, such Guarantee complies with the requirements of clause (vii) of the second paragraph of "-- Limitation on Restricted Payments"; provided, further, that only such Indebtedness of such Permitted Joint Venture Guaranteed by the Company or a Restricted Subsidiary that matures by its terms prior to the time (if any) that the ability of the Company or a Restricted Subsidiary to control the day-to-day operations of such Permitted Joint Venture (pursuant to a management contract or otherwise) is scheduled to expire may constitute Indebtedness subject to an Investment Guarantee.

     "Issue Date"  means the date on which the Notes are initially issued.

     "Legal Requirement" means all laws, statutes and ordinances and all rules, orders, rulings, regulations, directives, decrees, injunctions and requirements of all governmental authorities, that are now or may hereafter be in existence, and that may be applicable to the Company or any Subsidiary or Affiliate thereof or the Trustee (including building codes, zoning and environmental laws, regulations and ordinances and Gaming Laws), as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable.

     "Lien" means with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). Any Sale/Leaseback Transaction shall be deemed to constitute a Lien on the Property which is the subject of such Sale/Leaseback Transaction securing the Attributable Indebtedness represented thereby.

     "Material Gaming Facility" means any Gaming Facility owned, leased or operated by the Company or any Subsidiary or Permitted Joint Venture which generated more than 10% of Consolidated EBITDA during the Reference Period or represented more than 10% of the book value of the Company's consolidated assets as of the date of the most recent balance sheet prepared by the Company.

     "Moody's"  means Moody's Investors Service, Inc.

     "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant or other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Proceeds" from any Asset Sale or Event of Loss by any Person or its Restricted Subsidiaries means cash and cash equivalents received in respect of the Property sold or with respect to which an Event of Loss occurred net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary Incurred in connection with an Asset Sale of such type, including, without limitation, all legal, title and recording tax expenses, commissions and fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all Federal, state, provincial, foreign and local taxes arising in connection with such Asset Sale or Event of Loss that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries, (ii) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by

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

such Property in accordance with the terms of any Lien upon or with respect to such Property or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale or Event of Loss, and (iii) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such Asset Sale or Event of Loss; provided, however, that, in the event that any consideration for an Asset Sale (which would otherwise constitute Net Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and provided further, however, that any noncash consideration received in connection with an Asset Sale or Event of Loss which is subsequently converted to cash shall be deemed to be Net Proceeds at and from the time of such conversion.

     "Non-Recourse Indebtedness" means Indebtedness of a Person to the extent that under the terms thereof or pursuant to applicable law (i) no personal recourse shall be had against such Person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and (ii) enforcement of obligations on such Indebtedness is limited only to recourse against interests in Property purchased with the proceeds of the Incurrence of such Indebtedness and as to which neither the Company nor any of its Restricted Subsidiaries provides any credit support or is liable.

     "Officer" means the Chief Executive Officer, President, Treasurer, any Executive Vice President or any Vice President of the Company.

     "Officers' Certificate" means a certificate signed by two Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted FF&E Financing" means Indebtedness of the Company or any of its Restricted Subsidiaries that is Incurred to finance the acquisition or lease after the date of the Indenture of newly acquired or leased furniture, fixtures or equipment ("FF&E") used directly in the operation of a Gaming Facility owned or leased by the Company or its Restricted Subsidiaries and secured by a Lien on such FF&E in an amount not to exceed 100% of the cost of the FF&E so purchased or leased.

     "Permitted Holders" means the Boyd Family and any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) comprised solely of members of the Boyd Family.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (viii) securities received pursuant to clause (ii) of the covenant "-- Limitation on Asset Sales; Events of Loss."

     "Permitted Joint Venture" means a Person in which a Permitted Joint Venture Investment has been made by the Company or any Restricted Subsidiary.

     "Permitted Joint Venture Investment" means any Investment in a Person primarily engaged or preparing to engage in a Related Business if, immediately after giving effect to such Investment, the Company or a Restricted Subsidiary will own at least 50.0% of the shares of Capital Stock (including at least 50.0% of the total voting power thereof) of such Person, and will control the day-to-day operations of such Person pursuant to a management contract or otherwise.

     "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or levies on the Property of the Company if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens on the Property of the Company which secure payment of obligations arising in the ordinary course of business; (iii) Liens on the Property of the Company in favor of issuers of performance bonds and surety bonds obtained in the ordinary course of business; (iv) other Liens on the Property of the Company incidental to the conduct of its business or the ownership of its Properties which were not created in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its Properties or materially impair the use thereof in the operation of its business; (v) pledges or deposits by the Company under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary or deposits for the payment of rent, in each case Incurred in the ordinary course of business; (vi) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and do not materially detract from the value of such Property; and (vii) Liens securing obligations to the Trustee pursuant to the compensation and indemnity provisions of the Indenture.

     "Permitted Refinancing Indebtedness" means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements (and including refinancings by the Company of Indebtedness of a Restricted Subsidiary) so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement, (ii) the average life and Stated Maturity is not shortened and
(iii) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced; provided, however, that Permitted Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or another Subsidiary or (b) Indebtedness of the Company that refinances the Indebtedness of an Unrestricted Subsidiary.

     "Person" means any individual, corporation, company (including limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such first Person).

     "Rating Agencies" means S&P, Duff & Phelps Credit Rating Co. and Moody's or any successor to the respective rating agency businesses thereof.

     "Rating Decline" shall have occurred if at any date within 90 calendar days after the date of public disclosure of the occurrence of a Change of Control (which period will be extended for so long as the

Company's debt ratings are under publicly announced review for possible downgrading (or without an indication of the direction of a possible ratings change) by either Moody's or S&P or their respective successors) the Notes no longer have Investment Grade Status.

     "Reference Period" means the period of four consecutive fiscal quarters ending with the last full fiscal quarter immediately preceding the date of a proposed Incurrence, Restricted Payment or other transaction.

     "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries in connection with any Gaming Facility and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, such business including, without limitation, the development, expansion or operation of any Gaming Facility (including any land-based, dockside, riverboat or other type of casino) owned, or to be owned, leased or managed by the Company or one of its Subsidiaries.

     "Related Person" means any legal or beneficial owner of 5% or more of any class of Capital Stock of the Company or any of its Subsidiaries.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

     "Restricted Payment" means (i) any dividend or distribution (whether made in cash, property or securities) declared or paid on or with respect to any shares of Capital Stock of the Company or to the Company's stockholders except for such dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock of the Company); (ii) a payment made by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock of the Company or Capital Stock of any Affiliate of the Company or any warrants, rights or options to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock; (iii) a payment made by the Company or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase or other acquisition of any Indebtedness subordinate in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of the Company which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes; or (iv) any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that (i) has not been designated by the Board of Directors of the Company as an Unrestricted Subsidiary or (ii) was an Unrestricted Subsidiary but has been redesignated by the Board of Directors of the Company as a Restricted Subsidiary, in each case as provided under the definition of Unrestricted Subsidiary; provided, however, that no Subsidiary shall become a Restricted Subsidiary unless, immediately after giving pro forma effect to such designation, the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "Certain Covenants -- Limitation on Indebtedness."

     "Sale/Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

     "S&P" means Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies, Inc.

     "Senior Indebtedness" means (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (i) Indebtedness of the Company for borrowed money and (ii) Indebtedness of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the

Indenture for the payment of which the Company is responsible or liable; (b) all Capital Lease Obligations of the Company; (c) all obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (ii) under any Interest Rate Agreement or Currency Exchange Protection Agreement or (iii) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and (d) all obligations of other Persons of the type referred to in clauses (a) and (b) for the payment of which the Company is responsible or liable as guarantor; provided, however, that Senior Indebtedness does not include (A) Indebtedness of the Company that is by its terms subordinate or pari passu in right of payment to the Notes, including any Senior Subordinated Indebtedness or any Subordinated Obligations; (B) any Indebtedness Incurred in violation of the provisions of the Indenture; (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for Federal, state, local or other taxes owed or owing by the Company; (E) any obligation of the Company to any Subsidiary; or
(F) any obligations with respect to any Capital Stock.

     "Senior Subordinated Indebtedness" means the Notes and any other subordinated Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes and is not subordinated by its terms to any other subordinated Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Subordinated Obligation" means any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which a payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) Investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated "A-3" or higher, or "A-" or higher, or "A-" or higher according to Moody's, S&P or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), respectively, (iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualifications described in clause (ii) above, and (iv) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than the Company or an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's, "A-1" (or higher) according to S&P or "A-1" (or higher) according to Duff & Phelps Credit

Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)).

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary (unless such Subsidiary owns any Capital Stock of or owns or holds any Lien on any Property of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated); provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Subject to clause (ii) above, the Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving pro forma effect to such redesignation, the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "Certain Covenants -- Limitation on Indebtedness of the Company."

     Any such designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying (i) that such designation complies with the foregoing provisions and (ii) giving the effective date of such designation, such filing with the Trustee to occur within 75 days after the end of the fiscal quarter of the Company in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Company's fiscal year, within 120 days after the end of such fiscal year).

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" means securities of any class or classes of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company and the Initial Purchasers entered into the Registration Agreement, pursuant to which the Company agreed for the benefit of the Holders of the Notes, that it would, at its cost, (i) file a registration statement (the "Exchange Offer Registration Statement") within 60 days after the date of the original issuance of the Old Notes with the Commission with respect to a registered offer to exchange the Old Notes for the New Notes having terms substantially identical in all material respects to the Old Notes (except that the New Notes would not contain terms with respect to transfer restrictions) and
(ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the date of the original issuance of the Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the New Notes in exchange for surrender of the Old Notes (the "Exchange Offer"). The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the New Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the date of its original issue. Under existing Commission interpretations, the New Notes would be freely transferable by Holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the Holder of the New Notes represents that it is acquiring the New Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such New Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes for a period of 180 days after consummation of the Exchange Offer.

     A Holder of Old Notes (other than certain specified Holders) who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that (i) applicable interpretations of the staff of the Commission do not permit the Company to effect such a Exchange Offer, (ii) for any other reason the Exchange Offer Registration Statement is not declared effective within 150 days after the date of the original issuance of the Notes or the Exchange Offer is not consummated within 180 days after the date of the original issuance of the Old Notes, (iii) the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer or the Initial Purchasers do not receive freely tradeable New Notes in the Exchange Offer or (iv) any Holder (other than an Initial Purchaser) is not eligible to participate in the Exchange Offer or such Holder does not receive freely tradeable New Notes in the Exchange Offer other than by reason of such Holder being an affiliate of the Company (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of New Notes shall not result in such New Notes being not "freely tradeable"), the Company will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Old Notes or the New Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until two years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of an Initial Purchaser). The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the New Notes, as the case may be. A Holder selling such Old Notes or New Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security Holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such Holder (including certain indemnification obligations).

     Although the Company has filed the Exchange Offer Registration Statement of which this Prospectus is a part, there can be no assurance that such Registration Statement will become effective. In the event that (a) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission on or prior to the 60th day following the date of the original issuance of the Old Notes, (b) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective on or prior to the 150th day following the date of the original issuance of the Old Notes, (c) either the Exchange Offer has not been consummated or a Shelf Registration Statement has not been declared effective on or prior to the 180th day following the date of the original issuance of the Old Notes or (d) after the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses
(a) through (d) a "Registration Default"), interest ("Special Interest") will accrue on the Old Notes and the New Notes (in addition to the stated interest on the Old Notes and the New Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. The Special Interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.50% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.50% per annum.

     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is available upon request to the Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the material U.S. Federal income tax considerations relevant to the exchange of Old Notes for New Notes pursuant to the Exchange Offer and the ownership and disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The discussion does not address all of the U.S. Federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations and persons holding the New Notes as part of a "straddle," "hedge" or "conversion transaction." In addition, this discussion is limited to persons purchasing the Notes for cash at original issue. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with New Notes held as "capital assets" within the meaning of Section 1221 of the Code.

     As used herein, "U.S. holder" means a beneficial owner of New Notes who or that (i) is a citizen or resident of the United States, (ii) is a corporation, partnership or other entity taxable as a corporation created or organized in or under the laws of the United States or political subdivision thereof, (iii) is an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have authority to control all substantial decisions of the trust, or (v) is otherwise subject to U.S. Federal income tax on a net income basis in respect of the New Notes. As used herein, a "non-U.S. holder" means a holder who or that is not a U.S. holder.

     The Company has not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of Old Notes for New Notes and the ownership or disposition of the New Notes by holders who acquire the New Notes pursuant to the Exchange Offer or that any such position would not be sustained.

     PROSPECTIVE HOLDERS OF THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

U.S. HOLDERS

     Exchange Offer. The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not constitute a taxable exchange. As a result, (i) a U.S. holder will not recognize taxable gain or loss as a result of exchanging Old Notes for New Notes pursuant to the Exchange Offer; (ii) the holding period of the New Notes will include the holding period of the Old Notes exchanged therefore; and (iii) the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Old Notes exchanged therefore immediately before such exchange. The Exchange Offer will not have any U.S. Federal income tax consequences to a non-exchanging Holder.

     Interest. The stated interest on the New Notes generally will be taxable to a U.S. holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. holder's method of accounting for federal income tax purposes.

     Sale or Retirement of a Note. A U.S. holder of a New Note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such New Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the U.S. holder's adjusted tax basis in such New Note. With respect to U.S. holders who are individuals, trusts or estates, the Taxpayer Relief Act of 1997 (the "1997 Act") reduces the maximum tax rate on net capital gains derived from securities held for more than 18 months to 20% and provides a maximum tax rate on net capital gains derived from securities held for more than one year and for not more than 18 months ("mid-term gains") of 28%. Net gain recognized by such U.S. holders on securities held for one year or less in excess of net long-term capital loss continues to be short-term capital gain subject to tax at ordinary income rates. The 1997 Act generally does not affect the taxation of capital gains to corporations.

     U.S. holders should be aware that the resale of the New Notes may be affected by the "market discount" rules of the Code under which a purchaser of a New Note acquiring the New Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such New Note, to the extent of the market discount that has accrued but not been included in income while the debt instrument was held by such purchaser.

NON-U.S. HOLDERS

  U.S. Withholding Tax

     Interest paid to non-U.S. holders of the New Notes will not be subject to U.S. withholding tax, provided that (i) the non-U.S. holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company, (ii) the non-U.S. holder is not (a) a controlled foreign corporation as to the United States that is related to the Company through stock ownership or (b) a bank that received the New Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iii) the beneficial owner of the New Note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. person in compliance with applicable requirements or an exemption is otherwise established. If these requirements cannot be met, a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% (or lower treaty rate, if applicable) on interest payments.

     In general, any gain realized by any non-U.S. holder upon the sale, exchange or redemption of a New Note will not be subject to United States withholding tax. However, such gain will be subject to U.S. withholding tax if
(i) a non-U.S. holder is an individual who is present in the United States for a total of 183 days or more during the taxable year in which the gain is realized and certain other conditions are satisfied or (ii) the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

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

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain non-corporate U.S. persons may be subject to backup withholding at a rate of 31% on payments of principal and interest on the New Notes, and the proceeds from a disposition of the New Notes. Backup withholding will only be imposed where the holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would ordinarily be his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. Holders of the New Notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. However, interest paid with respect to a New Note and received by a non-U.S. holder will not be subject to information reporting or backup withholding if the payor has received appropriate certification statements and provided that the payor does not have actual knowledge that the holder is a U.S. person.

     The payment of the proceeds from the disposition of New Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. Federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amounts withheld under the backup withholding rates from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holders' U.S. Federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of New Notes by broker-dealers or others. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any such resale of New Notes and any commissions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes will be passed upon for the Company by Morrison & Foerster LLP, Irvine, California. With respect to all matters of Nevada law, Morrison & Foerster LLP will rely on the opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, Reno and Las Vegas, Nevada.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                         ------------------------------

UNTIL           , 1998 (180 DAYS AFTER THE DATE OF THIS EXCHANGE OFFER) ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUEST FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                             STATE STREET BANK AND
                                 TRUST COMPANY
                        2 INTERNATIONAL PLACE, 4TH FLOOR
                          BOSTON, MASSACHUSETTS 02110
                        ATTN: CORPORATE TRUST DEPARTMENT
                            ATTN: SANDRA SZCZSPONIK

                            FACSIMILE TRANSMISSIONS
                          (ELIGIBLE INSTITUTIONS ONLY)
                                 (617) 664-5232

                            TO CONFIRM BY TELEPHONE
                            OR FOR INFORMATION CALL:
                                 (614) 664-5314

                                    BY MAIL
                             STATE STREET BANK AND
                                 TRUST COMPANY
                                  P.O. BOX 778
                        BOSTON, MASSACHUSETTS 02102-0078
                        ATTN: CORPORATE TRUST DEPARTMENT
                            ATTN: SANDRA SZCZSPONIK

(ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY

HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL.)

                       OFFER TO EXCHANGE ALL OUTSTANDING
                           9.50% SENIOR SUBORDINATED
                                 NOTES DUE 2007
                        ($250,000,000 PRINCIPAL AMOUNT)

                                      FOR

                           9.50% SENIOR SUBORDINATED
                                 NOTES DUE 2007

                            BOYD GAMING CORPORATION
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                            DATED             , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, the Company has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.

     Article VIII of the Company's Restated Articles of Incorporation and
Article 10 of the Company's Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. The Company also has entered into Indemnification Agreements with its executive officers and directors and provides indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability, or related loss under the Securities Act and the Exchange Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

   EXHIBIT
   NUMBER                                       DESCRIPTION
-------------   ----------------------------------------------------------------------------
 2.1(5)         Stock Purchase Agreement, dated as of April 26, 1996, by and among
                Registrant, Par-A-Dice Gaming Corporation, East Peoria Hotel, Inc., and the
                Owners of all the Capital Stock of Par-A-Dice Gaming Corporation and East
                Peoria Hotel.
 2.2(2)         Agreement and Plan of Reorganization dated as of June 25, 1993, by and among
                Eldorado, Inc., the Registrant, CH&C and certain stockholders and noteholders of Eldorado, Inc.
 2.3(2)         Subscription Agreement dated as of August 30, 1993, by and among Boyd
                Kenner, Inc., the Registrant and Treasure Chest Casino, L.L.C.
 2.4(12)        Purchase Agreement, dated as of July 11, 1997, by and among the Registrant,
                Boyd Kenner, Inc., Boyd Louisiana, L.L.C., Treasure Chest Casino, L.L.C.,
                and certain members of Treasure Chest Casino, L.L.C.
 2.5(13)        First Amendment to Purchase Agreement, dated as of September 9, 1997, among the Registrant, Boyd Kenner, Inc., Boyd Louisiana, L.L.C., Treasure Chest
                Casino, L.L.C. and the Selling Members.
 3.1(9)         Restated Articles of Incorporation.
 3.2(9)         Restated Bylaws.
 4.1(13)        Registration Agreement, dated July 17, 1997, among the Registrant, Salomon
                Brothers Inc, UBS Securities LLC and CIBC Wood Gundy Securities Corp.
 4.2(1)         Form of Indenture relating to $185,000,000 aggregate principal amount 11%
                Senior Subordinated Notes due 2002 of California Hotel Finance Corporation,
                including the Form of Note.
 4.3(14)        Form of Indenture relating to $200,000,000 aggregate principal amount of
                9.25% Senior Notes due 2003 of Registrant, including the Form of Note.
 4.4(13)        Form of Indenture relating to 9.50% Senior Subordinated Notes Due 2007, dated as of July 22, 1997, between Registrant and State Street Bank and
                Trust Company, including the Form of Note.
 4.5(13)        First Supplemental Indenture, among Registrant, as Issuer, certain subsidiaries of Registrant, as Guarantors, and the Bank of New York, as
                Trustee, dated as of December 31, 1996.
 5.1            Opinion of Morrison & Foerster LLP.

   EXHIBIT
   NUMBER                                       DESCRIPTION
-------------   ----------------------------------------------------------------------------
10.1(2)         First Amended and Restated Credit Agreement dated as of September 2, 1993, by and among CH&C, Certain Commercial Lending Institutions, CIBC Inc., First
                Interstate Bank of Nevada and related Exhibits.
10.2(2)         Loan Agreement dated March 2, 1989, by and between First Interstate Bank of
                Nevada and Eldorado, Inc., including related Promissory Note, and related
                Revision Agreement dated October 31, 1989, by and between First Interstate
                Bank of Nevada, N.A. and Eldorado, Inc.
10.3(4)         Loan Agreement dated August 17, 1994 by and among Boyd Tunica, Inc., the
                Registrant, First Interstate Bank of Nevada, Bankers Trust Company and Bank
                of America Nevada.
10.4(1)         Ninety-Nine Year Lease dated June 30, 1954, by and among Fremont Hotel,
                Inc., and Charles L. Ronnow and J.L. Ronnow, and Alice Elizabeth Ronnow.
10.5(1)         Lease Agreement dated October 31, 1963, by and between Fremont Hotel, Inc.
                and Cora Edit Garehime.
10.6(1)         Lease Agreement dated December 31, 1963, by and among Fremont Hotel, Inc.,
                Bank of Nevada and Leon H. Rockwell, Jr.
10.7(1)         Lease Agreement dated June 7, 1971, by and among Anthony Antonacci, Margaret
                Fay Simon and Bank of Nevada, as Co-Trustees under Peter Albert Simon's Last
                Will and Testament, and related Assignment of Lease dated February 25, 1985 to Sam-Will, Inc. and Fremont Hotel, Inc.
10.8(4)         Lease Agreement dated July 25, 1973, by and between CH&C and William
                Peccole, as Trustee of the Peter Peccole 1970 Trust.
10.9(1)         Lease Agreement dated July 1, 1974, by and among Fremont Hotel, Inc. and
                Bank of Nevada, Leon H. Rockwell, Jr. and Margorie Rockwell Riley.
10.10(1)        Ground Lease Agreement dated July 5, 1978, by and between CH&C, and Irene
                Elizabeth Carey, as Trustee of the Carey Survivor's Trust U/A October 18,
                1972 and Irene Elizabeth Carey, as Trustee of the Carey Family Trust U/A
                October 18, 1972.
10.11(1)        Ninety-Nine Year Lease dated December 1, 1978 by and between Matthew
                Paratore, and George W. Morgan and LaRue Morgan, and related Lease Agreement dated November 10, 1987 to Sam-Will, Inc., d/b/a Fremont Hotel and Casino.
10.12(4)        Collective Bargaining Agreement effective as of January 17, 1994, by and between Sam-Will, Inc. d/b/a Fremont Hotel and Casino and the International
                Union of Operating Engineers, Local No. 501, AFL-CIO (slot technician unit).
10.13(2)        Labor Agreement dated as of January 13, 1993, by and between Mare-Bear, Inc.
                d/b/a Stardust Hotel & Casino, and the International Union of Operating
                Engineers, Local No. 501, AFL-CIO.
10.14(2)        Labor Agreement dated as of January 13, 1993, by and between Sam-Will, Inc.,
                d/b/a Fremont Hotel and Casino, and the International Union of Operating
                Engineers, Local No. 501, AFL-CIO.
10.15(2)        Labor Agreement dated January 13, 1993, by and between CH&C and the
                International Union of Operating Engineers, Local No. 501, AFL-CIO.
10.16(2)        Agreement dated as of May 1, 1991, by and between Mare-Bear, Inc., d/b/a
                Stardust Hotel & Casino, and the Local Joint Executive Board of Las Vegas
                for and on behalf of the Culinary Workers' Union, Local No. 226 and
                Bartenders Union, Local No. 165.
10.17(1)        Agreement dated as of May 1, 1991, by and between Sam-Will, Inc., d/b/a
                Fremont Hotel and Casino, and the Local Joint Executive Board of Las Vegas
                for and on behalf of the Culinary Workers' Union, Local No. 226 and
                Bartenders Union, Local No. 165.
10.18(2)        Collective Bargaining Agreement dated September 12, 1991, by and between
                Eldorado Casino and the Local Joint Executive Board of Las Vegas for and on
                behalf of the Culinary Workers' Union, Local No. 226 and Bartenders Union,
                Local No. 165.

   EXHIBIT
   NUMBER                                       DESCRIPTION
-------------   ----------------------------------------------------------------------------
10.19(1)        Collective Bargaining Agreement dated March 14, 1991, by and between
                Mare-Bear, Inc., d/b/a/ Stardust Hotel & Casino, and the Musicians Union of
                Las Vegas, Local No. 369, American Federation of Musicians, AFL-CIO.
10.20(1)        Labor Agreement dated May 1, 1991, by and between Mare-Bear, Inc., d/b/a/
                Stardust Hotel & Casino, and the International Alliance of Theatrical Stage
                Employees and Moving Picture Machine Operators of the United States and
                Canada, Local 720, Las Vegas, Nevada.
10.21(1)        Labor Agreement dated May 1, 1991, by and between Mare-Bear, Inc., d/b/a/
                Stardust Hotel & Casino, and the International Alliance of Theatrical Stage
                Employees and Moving Picture Machine Operators of the United States and
                Canada, Local 720, Las Vegas, Nevada (Theatrical Wardrobe Employees).
10.22(1)        Labor Agreement dated June 14, 1983, by and between Stardust Hotel & Casino and the International Brotherhood of Painters and Allied Trades, Local Union
                No. 159, AFL-CIO.
10.23(1)        Labor Agreement dated June 1, 1983, by and between Stardust Hotel and Casino and the United Brotherhood of Carpenters and Joiners of America, Local Union
                No. 1780, Las Vegas, Nevada.
10.24(1)        Labor Agreement dated August 1, 1983, by and between Stardust Hotel and the
                International Brotherhood of Electrical Workers, Local Union No. 357,
                AFL-CIO.
10.25(1)        Implemented Proposal dated June 15, 1992, by and between Stardust Hotel and
                Casino and the Back-End Teamsters Local Union No. 995.
10.26(1)        Implemented Proposal dated June 15, 1992, by and between Fremont Hotel and
                Casino and the Back-End Teamsters Local Union No. 995.
10.27(2)        Management Agreement dated March 11, 1993, by and between Mississippi Band of Choctaw Indians and Boyd Mississippi, Inc.
10.28(4)        Addendum to Management Agreement dated November 24, 1993, by and between
                Mississippi Band of Choctaw Indians and Boyd Mississippi, Inc.
10.29(2)        Casino Management Agreement dated August 30, 1993, by and between Treasure
                Chest Casino, L.L.C. and Boyd Kenner, Inc.
10.30(4)        Amended and Restated Operating Agreement dated August 5, 1994, by and between Treasure Chest Casino, L.L.C. and Boyd Kenner, Inc.
10.31(2)        Real Estate Contract of Sale dated April 29, 1993, by and among Boyd Tunica,
                Inc. and Shea Leatherman, Irwin L. Zanone and William A. Leatherman, Jr.
10.32(2)        Real Estate Contract of Sale dated April 29, 1993, by and between Eugene H.
                Beck, Jr. and the Boyd Group.
10.33(2)        Real Estate Contract of Sale dated April 30, 1993, by and between Mid-West
                Terminal Warehouse Company and the Boyd Group.
10.34(2)        Real Estate Contract of Sale dated April 30, 1993, by and between Hunt
                Midwest Real Estate Development, Inc. and the Boyd Group.
10.35(2)        Amendment to Real Estate Contracts of Sale dated May 26, 1993, by and among
                The Boyd Group, Hunt Midwest Real Estate Development, Inc., Mid-West
                Terminal Warehouse Company and Eugene H. Beck, Jr.
10.36(2)        Real Estate Contract of Sale dated as of April 30, 1993, by and between
                Vergie G. Bevan, individually and as trustee of the Vergie G. Bevan
                Revocable Trust and the Boyd Group.
10.37(4)        Development Agreement dated June 6, 1994, by and among the Registrant, Boyd
                Kansas City, Inc. and Port Authority of Kansas City, Missouri.
10.38(4)        Agreement dated January 10, 1994 by and between Boyd Tunica, Inc. and W.G.
                Yates & Sons Construction Company.

   EXHIBIT
   NUMBER                                       DESCRIPTION
-------------   ----------------------------------------------------------------------------
10.39(4)        Building Contract dated July 15, 1993, by and between Marnell Corrao
                Associates, Inc. and Sam's Town Hotel and Gambling Hall for Sam's Town
                Addition Phase V.
10.40(2)        Form of Indemnification Agreement.
10.41(2)     *  1993 Flexible Stock Incentive Plan and related agreements.
10.42(2)     *  1993 Directors Non-Qualified Stock Option Plan and related agreements.
10.43(2)     *  1993 Employee Stock Purchase Plan and related agreement.
10.44(1)        401(k) Profit Sharing Plan and Trust.
10.45(1)        Note dated July 1, 1992, from Samuel A. Boyd Family Trust to the Boyd Group in the principal sum of $3,000,000.
10.46(3)        Promissory Note dated December 30, 1991, from Eldorado, Inc. to Samuel A.
                Boyd in the principal sum of $600,000.
10.47(6)        Joint Venture Agreement of Stardust A.C., dated as of May 29, 1996, by and between MAC, Corp., a New Jersey Corporation, which is a wholly-owned subsidiary of Mirage Resorts Incorporated, a Nevada Corporation, and Grand
                K, Inc., a Nevada Corporation, which is a wholly-owned subsidiary of
                Registrant. (Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment for this Agreement.)
10.48(7)        Credit Agreement dated as of June 19, 1996, by and among the Registrant and
                California Hotel and Casino as the Borrowers, certain commercial lending institutions as the Lenders, Canadian Imperial Bank of Commerce as the
                Agent, Bank of America National Trust Savings Association and Wells Fargo
                Bank N.A. as Co-Managing Agents and Bankers Trust Company, Credit Lyonnais
                and Societe Generale as Co-Agents.
10.49(8)        Property Purchase Agreement dated as of August 9, 1996, by and between
                Steamboat Station Company, a Nevada general partnership, and Boyd Reno,
                Inc., a Nevada corporation and wholly-owned subsidiary of the Company.
10.50(8)        Buy-Sell Agreement dated as of August 2, 1996, by and between the Registrant and Casino Magic of Louisiana, Corp., a Louisiana Corporation.
10.51(10)    *  Boyd Gaming Corporation 1996 Stock Incentive Plan.
10.52(11)       First Amendment to Credit Agreement, dated as of March 28, 1997, among Boyd
                Gaming Corporation and California Hotel and Casino, and Wells Fargo Bank,
                N.A., as Swingline Lender, Canadian Imperial Bank of Commerce, ("CIBC") as
                letter of credit issuer, Bank of America National Trust and Savings
                Association and Wells Fargo Bank, N.A., as co-managing agents, Bankers Trust
                Company, Credit Lyonnais, Los Angeles Branch and Societe Generale as
                co-agents, and CIBC as administrative agent and collateral agent.
10.53(13)       Second Amendment to Credit Agreement, dated as of June 11, 1997, among the
                Registrant and California Hotel and Casino, and Wells Fargo Bank, N.A., as
                Swingline Lender, Canadian Imperial Bank of Commerce, ("CIBC") as letter of credit issuer, Bank of America National Trust and Savings Association and
                Wells Fargo Bank, N.A., as co-managing agents, Bankers Trust Company, Credit
                Lyonnais Los Angeles Branch and Societe Generale as co-agents, and CIBC as administrative agent and collateral agent.
10.54(13)       Third Amendment to Credit Agreement, dated as of June 24, 1997, among the
                Registrant and California Hotel and Casino, and Wells Fargo Bank, N.A., as
                Swingline Lender, Canadian Imperial Bank of Commerce, ("CIBC") as letter of credit issuer, Bank of America National Trust and Savings Association and
                Wells Fargo Bank, N.A., as co-managing agents, Bankers Trust Company, Credit
                Lyonnais, Los Angeles Branch and Societe Generale as co-agents, and CIBC as administrative agent and collateral agent.
21.1(13)        Subsidiaries of Registrant.
23.1            Consent of Deloitte & Touche LLP.

   EXHIBIT
   NUMBER                                       DESCRIPTION
-------------   ----------------------------------------------------------------------------
23.2            Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24              Powers of Attorney (included in Part II to the Registration Statement).
25.1            Statement Regarding Eligibility of Trustee.
99.1            Form of Letter of Transmittal.
99.2            Form of Notice of Guaranteed Delivery.

---------------

 (*) Management contracts or compensatory plans or arrangements.

 (1) Incorporated by reference to the Registration Statement on Form S-1, File No. 33-51672, of California Hotel and Casino and California Hotel Finance Corporation, which became effective on November 18, 1992.

 (2) Incorporated by reference to Registrant's Registration Statement on Form S-1, File No. 33-64006, which became effective on October 15, 1993.

 (3) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended June 30, 1994.

 (4) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended June 30, 1995.

 (5) Incorporated by reference to Registrant's Current Report on Form 8-K dated April 26, 1996.

 (6) Incorporated by reference to Registrant's Current Report on Form 8-K dated June 7, 1996.

 (7) Incorporated by reference to Exhibit 10.1 of Registrant's Current Report on Form 8-K dated June 19, 1996.

 (8) Incorporated by reference to Registrant's Exhibit 2.1 of Current Report on Form 8-K dated August 16, 1996.

 (9) Incorporated by reference to Exhibit 3.1 of Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

(10) Incorporated by reference to Appendix A of Registrant's October 22, 1996 Proxy Statement for the 1996 Annual Meeting of Stockholders

(11) Incorporated by reference to Exhibit 10.59 of Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

(12) Incorporated by reference to Exhibit 2.1 of Registrant's Current Report of Form 8-K dated July 11, 1997.

(13) Incorporated by reference to Registrant's Annual Report on Form 10-K, for the year ended June 30, 1997.

(14) Incorporated by reference to Registrant's Registration Statement on Form S-3, File No. 333-05555.

     (b) Financial Statement Schedules.

          Schedule I (incorporated by reference)

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on September 17, 1997.

                                          BOYD GAMING CORPORATION

                                          By: /s/ KEITH SMITH
                                            ------------------------------------
                                            Keith Smith
                                            Title: Senior Vice President and
                                              Controller

                               POWER OF ATTORNEY

     Each of the undersigned hereby appoints William S. Boyd, Ellis Landau and Keith Smith, and each of them (with full power in each to act alone), as attorneys and agents for the undersigned, with full power of substitution for and in the name, place, and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this Registration Statement and any and all applications, instruments, and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable, hereby ratifying and confirming all that each of said attorneys-in-fact, his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons and in the capacities indicated on the date indicated.

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------   --------------------------   -------------------

/s/ WILLIAM S. BOYD                             Chairman of the Board of      September 17, 1997
---------------------------------------------   Directors, Chief Executive
William S. Boyd                                 Officer and Director
                                                (Principal Executive
                                                Officer)

/s/ DONALD D. SNYDER                            President and Director        September 17, 1997
---------------------------------------------
Donald D. Snyder

/s/ ROBERT L. BOUGHNER                          Executive Vice President,     September 17, 1997
---------------------------------------------   Chief Operating Officer
Robert L. Boughner                              and Director

/s/ ELLIS LANDAU                                Executive Vice President,     September 17, 1997
---------------------------------------------   Chief Financial Officer,
Ellis Landau                                    Treasurer (Principal
                                                Financial Officer)

/s/ KEITH SMITH                                 Senior Vice President and     September 17, 1997
---------------------------------------------   Controller (Principal
Keith Smith                                     Accounting Officer)

/s/ WILLIAM R. BOYD                             Director                      September 17, 1997
---------------------------------------------
William R. Boyd

/s/ MARIANNE BOYD JOHNSON                       Director                      September 17, 1997
---------------------------------------------
Marianne Boyd Johnson

                  SIGNATURE                               TITLE                     DATE
---------------------------------------------   --------------------------   -------------------
/s/ PERRY B. WHITT                              Director                      September 17, 1997
---------------------------------------------
Perry B. Whitt

                                                Director                      September   , 1997
---------------------------------------------
Warren L. Nelson

/s/ PHILIP J. DION                              Director                      September 17, 1997
---------------------------------------------
Philip J. Dion

/s/ MICHAEL O. MAFFE                            Director                      September 17, 1997
---------------------------------------------
Michael O. Maffe

/s/ BILLY G. MCCOY                              Director                      September 17, 1997
---------------------------------------------
Billy G. McCoy

                                 EXHIBIT INDEX

                                                                                   SEQUENTIALLY
  EXHIBIT                                                                            NUMBERED
   NUMBER                                DESCRIPTION                                   PAGE
------------  ------------------------------------------------------------------   ------------
 2.1(5)       Stock Purchase Agreement, dated as of April 26, 1996, by and among
              Registrant, Par-A-Dice Gaming Corporation, East Peoria Hotel,
              Inc., and the Owners of all the Capital Stock of Par-A-Dice Gaming
              Corporation and East Peoria Hotel.................................
 2.2(2)       Agreement and Plan of Reorganization dated as of June 25, 1993, by and among Eldorado, Inc., the Registrant, CH&C and certain stockholders and noteholders of Eldorado, Inc. ...................
 2.3(2)       Subscription Agreement dated as of August 30, 1993, by and among
              Boyd Kenner, Inc., the Registrant and Treasure Chest Casino,
              L.L.C. ...........................................................
 2.4(12)      Purchase Agreement, dated as of July 11, 1997, by and among the
              Registrant, Boyd Kenner, Inc., Boyd Louisiana, L.L.C., Treasure
              Chest Casino, L.L.C., and certain members of Treasure Chest
              Casino, L.L.C. ...................................................
 2.5(13)      First Amendment to Purchase Agreement, dated as of September 9,
              1997, among the Registrant, Boyd Kenner, Inc., Boyd Louisiana,
              L.L.C., Treasure Chest Casino, L.L.C. and the Selling Members.....
 3.1(9)       Restated Articles of Incorporation................................
 3.2(9)       Restated Bylaws...................................................
 4.1(13)      Registration Agreement, dated July 17, 1997, among the Registrant,
              Salomon Brothers Inc, UBS Securities LLC and CIBC Wood Gundy
              Securities Corp. .................................................
 4.2(1)       Form of Indenture relating to $185,000,000 aggregate principal amount 11% Senior Subordinated Notes due 2002 of California Hotel
              Finance Corporation, including the Form of Note...................
 4.3(14)      Form of Indenture relating to $200,000,000 aggregate principal amount of 9.25% Senior Notes due 2003 of Registrant, including the
              Form of Note......................................................
 4.4(13)      Form of Indenture relating to 9.50% Senior Subordinated Notes Due
              2007, dated as of July 22, 1997, between Registrant and State
              Street Bank and Trust Company, including the Form of Note.........
 4.5(13)      First Supplemental Indenture, among Registrant, as Issuer, certain subsidiaries of Registrant, as Guarantors, and the Bank of New
              York, as Trustee, dated as of December 31, 1996...................
 5.1          Opinion of Morrison & Foerster LLP................................
10.1(2)       First Amended and Restated Credit Agreement dated as of September
              2, 1993, by and among CH&C, Certain Commercial Lending
              Institutions, CIBC Inc., First Interstate Bank of Nevada and
              related Exhibits..................................................
10.2(2)       Loan Agreement dated March 2, 1989, by and between First
              Interstate Bank of Nevada and Eldorado, Inc., including related
              Promissory Note, and related Revision Agreement dated October 31,
              1989, by and between First Interstate Bank of Nevada, N.A. and
              Eldorado, Inc. ...................................................
10.3(4)       Loan Agreement dated August 17, 1994 by and among Boyd Tunica,
              Inc., the Registrant, First Interstate Bank of Nevada, Bankers
              Trust Company and Bank of America Nevada..........................
10.4(1)       Ninety-Nine Year Lease dated June 30, 1954, by and among Fremont
              Hotel, Inc., and Charles L. Ronnow and J.L. Ronnow, and Alice
              Elizabeth Ronnow..................................................

                                                                                   SEQUENTIALLY
  EXHIBIT                                                                            NUMBERED
   NUMBER                                DESCRIPTION                                   PAGE
------------  ------------------------------------------------------------------   ------------
10.5(1)       Lease Agreement dated October 31, 1963, by and between Fremont
              Hotel, Inc. and Cora Edit Garehime................................
10.6(1)       Lease Agreement dated December 31, 1963, by and among Fremont
              Hotel, Inc., Bank of Nevada and Leon H. Rockwell, Jr. ............
10.7(1)       Lease Agreement dated June 7, 1971, by and among Anthony
              Antonacci, Margaret Fay Simon and Bank of Nevada, as Co-Trustees
              under Peter Albert Simon's Last Will and Testament, and related
              Assignment of Lease dated February 25, 1985 to Sam-Will, Inc. and
              Fremont Hotel, Inc. ..............................................
10.8(4)       Lease Agreement dated July 25, 1973, by and between CH&C and
              William Peccole, as Trustee of the Peter Peccole 1970 Trust.......
10.9(1)       Lease Agreement dated July 1, 1974, by and among Fremont Hotel,
              Inc. and Bank of Nevada, Leon H. Rockwell, Jr. and Margorie
              Rockwell Riley....................................................
10.10(1)      Ground Lease Agreement dated July 5, 1978, by and between CH&C, and Irene Elizabeth Carey, as Trustee of the Carey Survivor's
              Trust U/A October 18, 1972 and Irene Elizabeth Carey, as Trustee
              of the Carey Family Trust U/A October 18, 1972....................
10.11(1)      Ninety-Nine Year Lease dated December 1, 1978 by and between
              Matthew Paratore, and George W. Morgan and LaRue Morgan, and
              related Lease Agreement dated November 10, 1987 to Sam-Will, Inc.,
              d/b/a Fremont Hotel and Casino....................................
10.12(4)      Collective Bargaining Agreement effective as of January 17, 1994, by and between Sam-Will, Inc. d/b/a Fremont Hotel and Casino and the International Union of Operating Engineers, Local No. 501,
              AFL-CIO (slot technician unit)....................................
10.13(2)      Labor Agreement dated as of January 13, 1993, by and between
              Mare-Bear, Inc. d/b/a Stardust Hotel & Casino, and the
              International Union of Operating Engineers, Local No. 501,
              AFL-CIO...........................................................
10.14(2)      Labor Agreement dated as of January 13, 1993, by and between
              Sam-Will, Inc., d/b/a Fremont Hotel and Casino, and the
              International Union of Operating Engineers, Local No. 501,
              AFL-CIO...........................................................
10.15(2)      Labor Agreement dated January 13, 1993, by and between CH&C and the International Union of Operating Engineers, Local No. 501,
              AFL-CIO...........................................................
10.16(2)      Agreement dated as of May 1, 1991, by and between Mare-Bear, Inc.,
              d/b/a Stardust Hotel & Casino, and the Local Joint Executive Board
              of Las Vegas for and on behalf of the Culinary Workers' Union,
              Local No. 226 and Bartenders Union, Local No. 165.................
10.17(1)      Agreement dated as of May 1, 1991, by and between Sam-Will, Inc.,
              d/b/a Fremont Hotel and Casino, and the Local Joint Executive
              Board of Las Vegas for and on behalf of the Culinary Workers'
              Union, Local No. 226 and Bartenders Union, Local No. 165..........
10.18(2)      Collective Bargaining Agreement dated September 12, 1991, by and between Eldorado Casino and the Local Joint Executive Board of Las
              Vegas for and on behalf of the Culinary Workers' Union, Local No.
              226 and Bartenders Union, Local No. 165...........................
10.19(1)      Collective Bargaining Agreement dated March 14, 1991, by and between Mare-Bear, Inc., d/b/a/ Stardust Hotel & Casino, and the
              Musicians Union of Las Vegas, Local No. 369, American Federation
              of Musicians, AFL-CIO.............................................

                                                                                   SEQUENTIALLY
  EXHIBIT                                                                            NUMBERED
   NUMBER                                DESCRIPTION                                   PAGE
------------  ------------------------------------------------------------------   ------------
10.20(1)      Labor Agreement dated May 1, 1991, by and between Mare-Bear, Inc.,
              d/b/a/ Stardust Hotel & Casino, and the International Alliance of
              Theatrical Stage Employees and Moving Picture Machine Operators of
              the United States and Canada, Local 720, Las Vegas, Nevada........
10.21(1)      Labor Agreement dated May 1, 1991, by and between Mare-Bear, Inc.,
              d/b/a/ Stardust Hotel & Casino, and the International Alliance of
              Theatrical Stage Employees and Moving Picture Machine Operators of
              the United States and Canada, Local 720, Las Vegas, Nevada
              (Theatrical Wardrobe Employees)...................................
10.22(1)      Labor Agreement dated June 14, 1983, by and between Stardust Hotel
              & Casino and the International Brotherhood of Painters and Allied
              Trades, Local Union No. 159, AFL-CIO..............................
10.23(1)      Labor Agreement dated June 1, 1983, by and between Stardust Hotel and Casino and the United Brotherhood of Carpenters and Joiners of
              America, Local Union No. 1780, Las Vegas, Nevada..................
10.24(1)      Labor Agreement dated August 1, 1983, by and between Stardust
              Hotel and the International Brotherhood of Electrical Workers,
              Local Union No. 357, AFL-CIO......................................
10.25(1)      Implemented Proposal dated June 15, 1992, by and between Stardust
              Hotel and Casino and the Back-End Teamsters Local Union No. 995...
10.26(1)      Implemented Proposal dated June 15, 1992, by and between Fremont
              Hotel and Casino and the Back-End Teamsters Local Union No. 995...
10.27(2)      Management Agreement dated March 11, 1993, by and between
              Mississippi Band of Choctaw Indians and Boyd Mississippi, Inc. ...
10.28(4)      Addendum to Management Agreement dated November 24, 1993, by and between Mississippi Band of Choctaw Indians and Boyd Mississippi,
              Inc. .............................................................
10.29(2)      Casino Management Agreement dated August 30, 1993, by and between
              Treasure Chest Casino, L.L.C. and Boyd Kenner, Inc. ..............
10.30(4)      Amended and Restated Operating Agreement dated August 5, 1994, by and between Treasure Chest Casino, L.L.C. and Boyd Kenner,
              Inc. .............................................................
10.31(2)      Real Estate Contract of Sale dated April 29, 1993, by and among
              Boyd Tunica, Inc. and Shea Leatherman, Irwin L. Zanone and William
              A. Leatherman, Jr. ...............................................
10.32(2)      Real Estate Contract of Sale dated April 29, 1993, by and between
              Eugene H. Beck, Jr. and the Boyd Group............................
10.33(2)      Real Estate Contract of Sale dated April 30, 1993, by and between
              Mid-West Terminal Warehouse Company and the Boyd Group............
10.34(2)      Real Estate Contract of Sale dated April 30, 1993, by and between
              Hunt Midwest Real Estate Development, Inc. and the Boyd Group.....
10.35(2)      Amendment to Real Estate Contracts of Sale dated May 26, 1993, by and among The Boyd Group, Hunt Midwest Real Estate Development,
              Inc., Mid-West Terminal Warehouse Company and Eugene H. Beck,
              Jr. ..............................................................
10.36(2)      Real Estate Contract of Sale dated as of April 30, 1993, by and between Vergie G. Bevan, individually and as trustee of the Vergie
              G. Bevan Revocable Trust and the Boyd Group.......................

                                                                                   SEQUENTIALLY
  EXHIBIT                                                                            NUMBERED
   NUMBER                                DESCRIPTION                                   PAGE
------------  ------------------------------------------------------------------   ------------
10.37(4)      Development Agreement dated June 6, 1994, by and among the
              Registrant, Boyd Kansas City, Inc. and Port Authority of Kansas
              City, Missouri....................................................
10.38(4)      Agreement dated January 10, 1994 by and between Boyd Tunica, Inc.
              and W.G. Yates & Sons Construction Company........................
10.39(4)      Building Contract dated July 15, 1993, by and between Marnell
              Corrao Associates, Inc. and Sam's Town Hotel and Gambling Hall for
              Sam's Town Addition Phase V.......................................
10.40(2)      Form of Indemnification Agreement.................................
10.41(2)*     1993 Flexible Stock Incentive Plan and related agreements.........
10.42(2)*     1993 Directors Non-Qualified Stock Option Plan and related agreements........................................................
10.43(2)*     1993 Employee Stock Purchase Plan and related agreement...........
10.44(1)      401(k) Profit Sharing Plan and Trust..............................
10.45(1)      Note dated July 1, 1992, from Samuel A. Boyd Family Trust to the
              Boyd Group in the principal sum of $3,000,000.....................
10.46(3)      Promissory Note dated December 30, 1991, from Eldorado, Inc. to
              Samuel A. Boyd in the principal sum of $600,000...................
10.47(6)      Joint Venture Agreement of Stardust A.C., dated as of May 29,
              1996, by and between MAC, Corp., a New Jersey Corporation, which is a wholly-owned subsidiary of Mirage Resorts Incorporated, a
              Nevada Corporation, and Grand K, Inc., a Nevada Corporation, which is a wholly-owned subsidiary of Registrant. (Certain portions of this exhibit have been omitted and filed separately with the
              Securities and Exchange Commission pursuant to a request for confidential treatment for this Agreement.).......................
10.48(7)      Credit Agreement dated as of June 19, 1996, by and among the
              Registrant and California Hotel and Casino as the Borrowers,
              certain commercial lending institutions as the Lenders, Canadian
              Imperial Bank of Commerce as the Agent, Bank of America National
              Trust Savings Association and Wells Fargo Bank N.A. as Co-Managing
              Agents and Bankers Trust Company, Credit Lyonnais and Societe
              Generale as Co-Agents.............................................
10.49(8)      Property Purchase Agreement dated as of August 9, 1996, by and between Steamboat Station Company, a Nevada general partnership, and Boyd Reno, Inc., a Nevada corporation and wholly-owned subsidiary of the Company.........................................
10.50(8)      Buy-Sell Agreement dated as of August 2, 1996, by and between the
              Registrant and Casino Magic of Louisiana, Corp., a Louisiana
              Corporation.......................................................
10.51(10)*    Boyd Gaming Corporation 1996 Stock Incentive Plan.................
10.52(11)     First Amendment to Credit Agreement, dated as of March 28, 1997, among Boyd Gaming Corporation and California Hotel and Casino, and
              Wells Fargo Bank, N.A., as Swingline Lender, Canadian Imperial
              Bank of Commerce, ("CIBC") as letter of credit issuer, Bank of
              America National Trust and Savings Association and Wells Fargo
              Bank, N.A., as co-managing agents, Bankers Trust Company, Credit
              Lyonnais, Los Angeles Branch and Societe Generale as co-agents, and CIBC as administrative agent and collateral agent.............

                                                                                   SEQUENTIALLY
  EXHIBIT                                                                            NUMBERED
   NUMBER                                DESCRIPTION                                   PAGE
------------  ------------------------------------------------------------------   ------------
10.53(13)     Second Amendment to Credit Agreement, dated as of June 11, 1997, among the Registrant and California Hotel and Casino, and Wells
              Fargo Bank, N.A., as Swingline Lender, Canadian Imperial Bank of
              Commerce, ("CIBC") as letter of credit issuer, Bank of America
              National Trust and Savings Association and Wells Fargo Bank, N.A.,
              as co-managing agents, Bankers Trust Company, Credit Lyonnais Los
              Angeles Branch and Societe Generale as co-agents, and CIBC as administrative agent and collateral agent.........................
10.54(13)     Third Amendment to Credit Agreement, dated as of June 24, 1997, among the Registrant and California Hotel and Casino, and Wells
              Fargo Bank, N.A., as Swingline Lender, Canadian Imperial Bank of
              Commerce, ("CIBC") as letter of credit issuer, Bank of America
              National Trust and Savings Association and Wells Fargo Bank, N.A.,
              as co-managing agents, Bankers Trust Company, Credit Lyonnais, Los
              Angeles Branch and Societe Generale as co-agents, and CIBC as administrative agent and collateral agent.........................
21.1(13)      Subsidiaries of Registrant........................................
23.1          Consent of Deloitte & Touche LLP..................................
23.2          Consent of Morrison & Foerster LLP (included in Exhibit 5.1)......
24            Powers of Attorney (included in Part II to the Registration
              Statement)........................................................
25.1          Statement Regarding Eligibility of Trustee........................
99.1          Form of Letter of Transmittal.....................................
99.2          Form of Notice of Guaranteed Delivery.............................

---------------

 (*) Management contracts or compensatory plans or arrangements.

 (1) Incorporated by reference to the Registration Statement on Form S-1, File No. 33-51672, of California Hotel and Casino and California Hotel Finance Corporation, which became effective on November 18, 1992.

 (2) Incorporated by reference to Registrant's Registration Statement on Form S-1, File No. 33-64006, which became effective on October 15, 1993.

 (3) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended June 30, 1994.

 (4) Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended June 30, 1995.

 (5) Incorporated by reference to Registrant's Current Report on Form 8-K dated April 26, 1996.

 (6) Incorporated by reference to Registrant's Current Report on Form 8-K dated June 7, 1996.

 (7) Incorporated by reference to Exhibit 10.1 of Registrant's Current Report on Form 8-K dated June 19, 1996.

 (8) Incorporated by reference to Registrant's Exhibit 2.1 of Current Report on Form 8-K dated August 16, 1996.

 (9) Incorporated by reference to Exhibit 3.1 of Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

(10) Incorporated by reference to Appendix A of Registrant's October 22, 1996 Proxy Statement for the 1996 Annual Meeting of Stockholders

(11) Incorporated by reference to Exhibit 10.59 of Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

(12) Incorporated by reference to Exhibit 2.1 of Registrant's Current Report of Form 8-K dated July 11, 1997.

(13) Incorporated by reference to Registrant's Annual Report on Form 10-K, for the year ended June 30, 1997.

(14) Incorporated by reference to Registrant's Registration Statement on Form S-3, File No. 333-0555.